                                                                   EXHIBIT 10(a)




On behalf of Myers Industries, Inc., the undersigned hereby certifies that the following Exhibit 10(a) is a fair and accurate English translation of the Protocole between Myers Industries, Inc. and Allibert Holding, SA, SEDITEP, SA, Sauvagnat Allibert, SA, Allibert Transport und Lagertechnik GmbH and Sommer Allibert, SA.

                                 Myers Industries, Inc.

Dated: December 17, 1998         By: /s/ Gregory J. Stodnick
                                     --------------------------------------
                                         Gregory J. Stodnick, Vice President -
                                         Finance

                                    AGREEMENT
                                    ---------


BETWEEN THE UNDERSIGNED:


Myers Industries, Inc., a company organized under the law of the State of Ohio, U.S.A., whose registered office is at 1293 South Main Street, Akron, Ohio, United States of America.

Represented by Mr. Stephen E. Myers, in its capacity of Chief Executive Officer, specially delegated pursuant to a resolution of the Board of Directors dated September 28, 1998, fully empowered for the purposes hereof,

                                     Hereinafter referred to as the "Purchaser,"

                                                              Of the first part,

ALLIBERT HOLDING, a societe anonyme with a capital of FRF 107,261,500, whose registered office is at 2 rue de l'Egalite, 92748 Nanterre Cedex - SIREN 722 055 571 - R.C.S. Nanterre,

Represented by Mr. Michel Cognet, fully empowered pursuant to a power of attorney dated December 1, 1998 signed by Mr. Marc Assa, Chairman of the Board of Directors, the latter being specially delegated for the purposes hereof pursuant to a resolution of the Board of Directors dated October 1, 1998.

SEDITEP, a societe anonyme with a capital of FRF 35,700,000, whose registered office is at 3 rue Montesquieu, 92748 Nanterre Cedex - SIREN - 722 016 508 - R.C.S. Nanterre,

Represented by Mr. Philippe Chaubeau, Chairman of the Board of Directors,

SAUVAGNAT ALLIBERT, a societe anonyme with a capital of FRF 100,000,000, whose registered office is at 2 rue de l'Egalite, 92748 Nanterre Cedex - SIREN - 352 849 210 - R.C.S. Nanterre,

Represented by Mr. Michel Cognet, fully empowered pursuant to a power of attorney dated December 1, 1998 signed by Mr. Marc Assa, Chairman of the Board of Directors, the latter being specially delegated for the purposes hereof pursuant to a resolution of the Board of Directors dated September 23, 1998.

ALLIBERT TRANSPORT UND LAGERTECHNIK GmbH, a company organized under German law with a capital of DEM 14,000,000, whose registered office is at Friesstrae 26 - 60388 Francfort am Main, registered with the Francfort am Main Trade Registry under the number HRB 46.079,



Represented by Mr. Ph. Chaubeau, pursuant to a the notarized power of attorney, dated November 5, 1998, granted by Mr. J. Kaziur, Managing Director, hereinafter referred to collectively by the single term the "Sellers,"

                                                             of the second part,

SOMMER ALLIBERT, a societe anonyme with a capital of FRF 107,624,250, whose registered office is at 2 rue de l'Egalite, 92748 Nanterre Cedex - SIREN 542 050 562 - R.C.S. Nanterre,

Represented by Mr. Michel Cognet, Directeur General, specially delegated for the purposes hereof pursuant to a resolution of the Supervisory Board (Conseil de Surveillance) dated September 25, 1998,

                                   hereinafter referred to as "SOMMER ALLIBERT,"

                                                              of the third part,

AND:

ALLIBERT EQUIPEMENT US, INC. a company organized under the laws of the State of Delaware, USA, whose registered office is c/o The Prentice-Hall Corporation System, Inc., 1013 Center Road, Wilmington, Delaware 19805, RC State of Delaware No. 2409931,

Represented by Mr. Michel Cognet, Vice President, specially delegated pursuant to a resolution of the Board of Directors dated November 24, 1998, fully empowered for the purposes hereof,

                                   hereafter referred to as "AE U.S.,"

                                                             of the fourth part,

                                   WITNESSETH:

PREAMBLE


I/       ALLIBERT HOLDING, SEDITEP, ALLIBERT Transport und Lagertechnik GmbH
currently operate:

-        in the European Union, through the companies:

         -        ALLIBERT EQUIPEMENT, a Societe Anonyme,
                  Registered office:
                  2 rue de l'Egalite, 92748 Nanterre
                  352 849 160 RCS Nanterre (89B05888) - SIRET 352 849 160 00010
                  Share Capital: FRF 85,000,000 divided into 850,000 shares of FRF 100

         -        ATMP, a Societe Anonyme,
                  Registered office:
                  ------------------
                  Les Courtils de Sauxcelles, 91860 Prunay sur Essonne
                  785 233 339 RCS Evry (72B00168) - SIRET 785 233 339 00015
                  Share Capital: FRF 3,000,000 divided into 10,000 shares of FRF 300

         - SCI de la Plaine, a (Societe Civile Immobiliere organized under French law)
                  Registered office:
                  ------------------
                  3 rue de Montesquieu, 92748 Nanterre
                  Share Capital: FRF 200,000 divided into 2,000 shares of
                  FRF 100

         -        ALLIBERT EQUIPEMENT Sprl (company organized under Belgian
                  law),
                  Registered office:
                  ------------------
                  Rue du Commerce, 12, Boite 8 Zoning Industriel B, 1400
                  Nivelles
                  RC Nivelles No. 83135
                  Share Capital: BEF 20,000,000 divided into 20,000 shares of BEF 1,000

         -        ALLIBERT MANUTENCION S.A. (company organized under Spanish law),
                  Registered office:
                  ------------------
                  Cami Reial, 8 Poligono Industrial Riera de Caldes, 08184 Palau de Plegamans
                  RC Barcelona Tomo 4223, Libro 3559, Seccion 2(degree), Folio 197, Hoja 44716
                  Share Capital: ESP 162,000,000 divided into 162,000 shares of ESP 1,000

         - SOMMER ALLIBERT UK Ltd (company organized under British law), whose name is in the process of being changed to ALLIBERT HANDLING,
                  Registered office:
                  -----------------
                  Berry Hill-Industrial Estate-Droitwich, (Worcestershire) WR9 9AB, RC 945.934
                  Plant:
                  -----
                  Cattle Market-St Oswald's Road-Gloucester GLI 2UG
                  Share Capital: GBP 1,450,000 divided into 1,450,000 shares of GBP 1.00

         - ALLIBERT TRANSPORT UND LAGERTECHNIK VERWALTUNG-SGESELLSCHAFT mbH (company organized under German law), Registered office:
                  Sudring 1-5, D-63165 Muhlheim
                  Share Capital: DEM 50,000
                  R.C. Offenbach-a-Main n(degree)5HRB 10.833

         - ALLIBERT TRANSPORT UND LAGERTECHNIK GmbH & CO. KG (company organized under German law),
                  Registered office:
                  Sudring 1-5, D-63165 Muhlheim
                  Share Capital: DEM 2,500,000
                  In the process of being constituted and will be registered with the R.C. of Offenbach-a-Main

         - ALLIBERT TRANSPORT UND LAGERTECHNIK GmbH (company organized under Austrian law),
                  Registered office:
                  ------------------
                  Rottenhauserstrasse, 8, A-3250 Wieselburg
                  RC Amtsgericht Offenbach No. HRB 10183
                  Share Capital: ATS 500,000 divided into 500 shares of ATS 100

         - ALLIBERT CONTENITORI (company organized under Italian law) Registered office:
                  ------------------
                  Via Mascheroni, 29, 20145 Milan
                  RC Milan 333390/1993, Prima Strada No. 2, Interporto Sito, 10043 Orbassano
                  Share Capital: ITL 200,000,000 divided into 400,000 shares of ITL 500

         - ALLIBERT CONTENTORES (company organized under Portuguese law), Registered office:
                  ------------------
                  Travessa Dr Carlos Felgueiras 34, 1 Freguesia da Maia Concelho da Maia Distuto do Porto RC Porto No. 1298
                  Rua do Outeiro, 1024, Zona Industrial Maia I, Sector I, No. 145, Lote 324 Gemunde, 4470 Maia
                  Share Capital: PTE 13,000,000 divided into 13,000 shares of PTE 1,000

-        in North America, through the following companies:

         - ALLIBERT EQUIPEMENT US INC. (company organized under the laws of the State of Delaware, USA)
                  Registered office:
                  ------------------
                  c/o The Prentice-Hall Corporation System, Inc., 1013 Center Road, Wilmington, Delaware 19805, USA
                  RC State of Delaware No. 2409931
                  Share Capital: USD 1,000 divided into 100 shares of USD 10

         - ALLIBERT CONTICO LLC (a " limited liability company " organized under the laws of the State of Missouri, USA), Registered office:
                  ------------------
                  305 Rock Industrial Park Drive, Bridgeton, MO 63044, USA
                  Plant:
                  ------
                  2727 N. Partnership Blvd - Springfield, MO 65803

         - ALLIBERT INDUSTRIE LIMITEE (company organized under the laws of the Province of Quebec, Canada),
                  Registered office:
                  ------------------
                  615 Ouest, Bd R.-Levesque, Bureau 1010, Montreal H3B 1P9
                  RC Montreal No. 26108-4
                  Place of business:
                  ------------------
                  300 rue Berge du Canal, Bureau 304, Ville Saint Pierre H8R 1H3 Share Capital: CAD 180,000 divided into 180,000 ordinary shares.

- and in China, through ANSHAN ALLIBERT CUVES SARL (semi-public company organized under Chinese law governed by contract No. CF/AS-3-9501) 50.1%-held,
         Registered office:
         ------------------
         3 Anteng Road, Tiexi District, Anshan
         Share Capital: FRF 13,756,878

an activity consisting of the manufacture and sale of articles intended for handling, i.e.:

- cylindrical tanks and trays (including trays that can be stacked and fitted into each other, storage and isotherm trays),
-        trays to store small parts,
-        accessories for trays,
-        covers for trays,
-        boxes,
-        trolleys, rolls and mobile scaffold boards,
-        large containers,
-        palettes,
-        coating duckboards and carrier duckboards,
-        containers for waste and trash cans,

-        shelving,
-        lockers,
-        guardrails,

hereinafter referred to as the "Handling Branch."


ALLIBERT HOLDING also operates in France, and will operate with retroactive effect to September 1, 1998 following a contribution of assets, through its sub-subsidiary HOLDIPLAST - SIREN 414 773 044 - RCS Nanterre, controlled by its subsidiary, Sauvagnat Allibert, an activity consisting of the manufacture and sale of articles intended for hospitals, i.e.:

- dispensing trolleys and accessories (drawers, draws for toxic substances, separating trays, mobile separators, shelves),
-        multi-purpose trolleys,
-        technical medical equipment,
-        suspended modules,
-        medical cabinets,
- accessories and other products used in the medical area and in hospitals,

hereinafter referred to as the "Medical Branch."

The above mentioned companies, except for the Sellers, are collectively referred to herein as the "Companies." They include all activities of the Handling Branch and of the Medical Branch of the SOMMER ALLIBERT Group.

II/      After acknowledging hereafter :

- that the design and manufacturing activities of products in the handling branch were essentially carried out in Gaillon (France), Prunay (France), Gloucester (Great Britain), Barcelona (Spain), Anshan (China) and Springfield (USA),

- that the selling and distribution activities were carried out in Europe, the USA and China by the companies listed above and by retailers or independent agents,

- that the design and manufacturing activities of the products of the medical branch were essentially carried on in France,

- that the SOMMER ALLIBERT company is the owner of an ALLIBERT trademark registered in certain countries,


after the Purchaser has had access for a period of 3 days, from August 26 to August 28, 1998, to a Data

Room organized by the Sellers and the company SOMMER ALLIBERT, where it was able to conduct a preliminary review of certain documents contained in the Data Room, and particularly, documents copies of which were provided for information purposes only to the Purchaser and are attached hereto in EXHIBIT NO. 1.

After the Purchaser and the Sellers have already determined, for the shares of the Companies listed below from A1 to A6 :

- A Basic Price for the purchase of these shares, based upon the forecasts of the combined Operating Result for the 12 month period constituting the 1998 fiscal year and adjusted in order to take into account non-recurring operating items, of fifty three million French francs (FRF 53,000,000) for all the Companies, excluding ALLIBERT CONTICO LLC and ALLIBERT INDUSTRIES LIMITEE, and based upon a forecast of the consolidated EBIT for the 12 month period constituting the 1998 fiscal year of four million three hundred and eighteen thousand American dollars (USD 4,318,000) for ALLIBERT CONTICO LLC and ALLIBERT INDUSTRIES LIMITEE.

- A principle of Adjustment of the Basic Price to take into account the difference between these forecasts of the Operating Result (or EBIT) and the Final Corrected Operating Result (or Final EBIT for ALLIBERT CONTICO) for the 12 month period ending on December 31, 1998, according to the procedure set forth in Article 5.2 and adjusted in accordance with the method of calculation presented in EXHIBIT NO. 2.

the parties have agreed that the best way of achieving a prompt sale of this complex unit consisting of the Handling Branch and the Medical Branch of the SOMMER ALLIBERT group would be:

A/       For the Purchaser:
         ------------------

to purchase, on the date hereinafter defined in Article 4 and called the "Closing Date", 100% of the shares of the companies:

1/       ALLIBERT EQUIPEMENT
2/       ATMP
3/       SCI DE LA PLAINE
4/       ALLIBERT TRANSPORT UND LAGERTECHNIK VERWALTUNG SGESELLSCHAFT mbH,
5/       ALLIBERT TRANSPORT UND LAGERTECHNIK GmbH & Co. KG,
6/       HOLDIPLAST,

ALLIBERT EQUIPEMENT should on the Closing Date, as hereinafter defined, obligatorily be the owner, directly or indirectly through the other companies listed in points A2/ to A6/ above, of:

- all of the shares of the Belgian company ALLIBERT EQUIPEMENT, the Spanish company ALLIBERT MANUTENCION S.A., the British company SOMMER ALLIBERT UK Ltd, the Austrian company ALLIBERT TRANSPORT UND LAGERTECHNIK GmbH, the Italian company ALLIBERT CONTENITORI and the Portuguese company ALLIBERT

         CONTENTORES,

- 100% of ALLIBERT EQUIPEMENT US Inc., itself still holding 50% of the US company ALLIBERT CONTICO LLC (for information, the other 50% are held by CONTICO INTERNATIONAL, Inc. "CONTICO"), ALLIBERT CONTICO LLC still holding 100% of the Canadian company ALLIBERT INDUSTRIE LIMITEE,

-        owner of 50.1% of the Chinese company ALLIBERT ANSHAN CUVES SARL.

The shares of the companies listed in points A1/ to A6/ will be purchased for a global price, hereinafter referred to as the "Global Purchase Price", as defined in Article 5 below.

B/       For the Sellers:
         ----------------

to sell on the Closing Date the same shares referred to in points A/1 to A/6,

C/       For the Sellers and the Purchaser:
         ----------------------------------

to make the adjustment, hereinafter the Adjustment to the Global Basic Price in accordance with the provisions of article 5 of this agreement.

The Global Basic Price in this way adjusted is referred to hereinafter by the term Global Purchase Price.

D/       For the company SOMMER ALLIBERT:
         --------------------------------

to grant a license of the ALLIBERT trademark which it owns to ALLIBERT EQUIPEMENT, under the conditions hereinafter defined and to act as joint and several, and indefinite guarantor of the Sellers pursuant to the warranty agreements to be executed between the parties, and set forth in EXHIBITS NO. 19 AND NO. 20 hereof.

IT WAS THEN AGREED AS FOLLOWS:
------------------------------

                      ARTICLE 1 - PURPOSE OF THE AGREEMENT
                      ------------------------------------

The purpose of the present agreement (the "Agreement") is to define:

- the principles, conditions and terms subject to which the undersigned will complete the acquisition by the Purchaser of the "handling" branch and the "medical" branch indicated above.

- the terms and conditions of the administrative, industrial and commercial collaboration between the Purchaser and the Sellers to complete the transfer of these activities,

- the measures to be taken to materialize and formalize all the provisions of this Agreement.

For the performance hereof, the Purchaser and the Sellers may associate with or substitute for themselves one or more affiliated companies of their group, without this resulting in additional costs for the other party, or for any company, or modifying the obligations of the parties. In this case, each shall remain the joint and several and indefinite guarantor of the companies substituted for them for all obligations, without exception, required to be performed by each of them hereunder or as a result hereof.

For the application of this Agreement, affiliate of one of the parties shall mean any company controlling, controlled by or under the same control as such party.

Control shall mean the direct or indirect holding of at least fifty per cent of the capital or voting rights.

Each party undertakes that each of its affiliates, insofar as any such affiliate benefits from all or part of the rights hereunder, shall be bound by the corresponding obligations herein.

                              ARTICLE 2 - AGREEMENT
                              ---------------------

The Sellers irrevocably undertake to sell or cause to be sold to the Purchaser, which irrevocably undertakes to purchase or cause to be purchased, subject to the complete fulfillment of all the conditions precedent stipulated hereinafter in article 11:

- The 850,000 shares of 100 francs par value each, that they own or guarantee that they will own, by the Closing Date, composing the entire share capital upon the Closing Date of ALLIBERT EQUIPEMENT, a societe anonyme organized under French law, whose registered office is at 2 rue de l'Egalite, 92748 Nanterre Cedex - SIREN - 352 849 160 - R.C.S. Nanterre.

         The sale may only concern the full ownership of all the 850,000 shares mentioned above.

- The 10,000 shares of 300 francs par value each, that they own or guarantee that they will own by the Closing Date, composing the entire share capital upon the Closing Date of ATMP, a societe anonyme organized under French law, whose registered office is at Les Courtils de Sauxcelles, 91720 Prunay-sur-Essonne - SIREN 785 233 339 - RCS Evry.

         The sale may only concern the full ownership of all the 10,000 shares mentioned above.

- The 2,000 shares of 100 francs par value each, that they own or guarantee that they will own by the Closing Date, composing the entire share capital upon the Closing Date of Societe Civile Immobiliere de la Plaine, a societe civile organized under French law, whose registered office is at 3, rue Montesquieu, 92748 Nanterre Cedex.

         The sale may only concern the full ownership of all the 2,000 shares mentioned above. The share purchase agreement for these shares shall conform to the model attached hereto in EXHIBIT NO. 3.

- The 33,500 shares of 100 francs par value each, that they will own or guarantee that they will own by the Closing Date, composing the entire share capital upon the Closing Date of HOLDIPLAST, a societe anonyme organized under French law, whose registered office is at 2 rue de l'Egalite, 92748 Nanterre Cedex - SIREN 414 773 044 - R.C.S. Nanterre.

         The sale may only concern the full ownership of all the 33,500 shares mentioned above.

- The 2 shares of DEM 25,000 par value each, that they own or that they will guarantee that they will own by the Closing Date, composing the entire share capital upon the Closing Date of ALLIBERT TRANSPORT UND LAGERTECHNIK VERWALTUNGSGESELLSCHAFT mbH, a company organized under German law, whose registered office is at Sudring 1-5, 63165 Mulheim am Main, registered with the Offenbach am Main Trade Registry under the number 5HRB 10833.

- The shares that they guarantee that they will own by the Closing Date, composing the entire share capital upon the Closing Date of ALLIBERT TRANSPORT UND LAGERTECHNIK GmbH & Co. KG, a company organized under German law (presently being constituted), whose registered office is at Sudring 1-5, 63165 Mulheim am Main, which will be registered with the Offenbach am Main Trade Registry.

         The sale may only concern the full ownership of all the shares of the two German companies mentioned above. The share purchase agreement for these shares shall conform to the model attached hereto in EXHIBIT NO. 4.

The shares mentioned above are herein collectively referred to as the "Shares."

It is expressly agreed that, in the common intention of the parties, all phases and aspects, particularly legal and financial, of the sales of shares provided for in this article shall constitute an indivisible and inseparable whole.

                 ARTICLE 3 - WHAT IS INCLUDED IN THE TRANSACTION
                 -----------------------------------------------

By express agreement between the parties, it is specified that the following shall not form part of the transferred assets:

-        the "ALLIBERT" trade sign and trade name,
-        the "ALLIBERT" trademark,
-        the logo of the SOMMER ALLIBERT group,
-        the corporate names including the name "ALLIBERT",

such elements remaining the Sellers' property.

The ALLIBERT trademark as represented in EXHIBIT NO 5 shall be the subject of a license granted by the SOMMER ALLIBERT company as indicated hereinafter in article 16.

The use by the Purchaser, or any company it controls or will control, of the corporate names, trade-name or trade sign, including the name ALLIBERT, shall be authorized for a period of 3 years as indicated hereinafter in article 16, with a right of renewal for further 3-year periods that the SOMMER ALLIBERT company may not refuse if the provisions of this Agreement concerning the use of the name ALLIBERT have been fully respected.

The SOMMER ALLIBERT company, on the one hand, and each of the Companies wishing to continue to use the name ALLIBERT in its corporate name, on the other hand, shall materialize these renewals in documents signed by the parties concerned.

It is henceforth specified that the name ALLIBERT can and may only be used in a corporate name, trade- name or trade sign, on condition that it is always associated with another word or name that is substantially different and materially important; the failure by the Purchaser or any company it controls or will control, or their beneficiaries, to respect this obligation shall result in the termination of the authorization to use the name ALLIBERT, which will become effective by operation of law after notice to the Purchaser and its failure to cure this non-respect, within ten (10) days following such notice.

                   ARTICLE 4 - DATE OF COMPLETION OF THE SALE
                   ------------------------------------------

The transfer of the Shares referred to in article 2 - AGREEMENT shall take place on February 1, 1999, the date on which the transfer of ownership and of risks will occur, subject to the complete fulfillment of all the conditions precedent stipulated hereinafter in article 11, the Purchaser and the Sellers having already agreed on an automatic extension of the period necessary to obtain the authorization referred to in article 11.1.3, which is limited to a maximum of 30 days.

The date on which this transfer will occur is designated hereinafter by the term Closing Date.

The Shares shall be sold in full ownership with acquisition of rights as of the Closing Date, and shall in any event be freely transferable and negotiable, and free from any pledges, restrictions or liens whatsoever.


                                ARTICLE 5 - PRICE
                                -----------------

5.1      Basic Price
         -----------

         The Global Basic Price of the Shares, which will represent on the Closing Date the entire share capital of the companies referred to from A1 to A6, has been set by agreement between the Purchaser and the Sellers at four hundred and seventy six million of French francs (FRF 476,000,000) plus nineteen million five hundred thousand of Dollars (USD 19,500,000 or USD 19,000,000 if the USD 500,000 price reduction referred to in Article 4.7 of the Warranty Agreement concerning ALLIBERT CONTICO attached as Exhibit No. 20 is made). The FRF 476,000,000 are deemed to represent the Basic Price for the Handling and Medical activities, excluding ALLIBERT CONTICO LLC and ALLIBERT INDUSTRIE LIMITEE (hereinafter referred to as the Allibert Equipement Europe Basic Price), and the USD 19,500,000 are deemed to represent the Basic Price of 50% of Allibert Contico LLC (hereinafter referred to as the Basic Price of the 50% of Allibert Contico).

         The Global Basic Price shall be adjusted, if need be, pursuant to the provisions of Article 5.2 below; the final price determined after the Adjustment shall be designated by the term Global Purchase Price.

5.2      Calculation of the price Adjustment (the Adjustment)
         ---------------------------------------------------

         5.2.1 The Adjustment shall be calculated depending on the results reflected in the combined or consolidated accounts as at December 31, 1998. It may be positive (price increase) or negative (price reduction). An adjustment shall be made on the one hand to the Basic Price of the 50% of Allibert Contico (the Allibert Contico Adjustment), an adjustment which will be made to the Basic Price of the 50% of Allibert Contico, and on the other hand an adjustment shall be made to the Allibert Equipement Europe Basic Price (the Allibert Equipement Europe Adjustment), an adjustment which will be made to the Allibert Equipement Europe Basic Price. No set off will be made between the two above mentioned adjustments.

                  The final price calculated after the Adjustment of the Basic Price of the 50% of Allibert Contico shall be hereinafter designated the Purchase Price of the 50% of Allibert Contico.

                  The final price calculated after the Adjustment of the Basic Price of Allibert Equipement Europe shall be hereinafter designated the Allibert Equipement Europe Purchase Price.

         5.2.2    Allibert Contico Adjustment

                  The Basic Price of the 50% of Allibert Contico (i.e. USD 19,500,000) shall be adjusted upwards or downwards, depending on the difference between the actual consolidated EBIT of Allibert Contico for the 12-month period ending on December 31, 1998, as reflected in the audited consolidated accounts, and the consolidated EBIT forecasts for the same period, i.e. four million three hundred and eighteen thousand American dollars (USD 4,318,000). As mentioned in the "Sale Agreement", the term "EBIT" means "net income of the Company for such period plus the sum of (a) all interest expense during such period, plus (b) all income, franchise, gross receipts and excise tax expense during such period; in each case, to the extent such expense is deducted from income in determining net income".

                  The Allibert Contico Adjustment shall be equal to one-half of this difference, multiplied by 10.4215. It will be added or deducted from the Basic Price of the 50% of Allibert Contico. The resulting amount shall be called the Purchase Price of the 50% of Allibert Contico.

                  Only for example, (1) if the actual Consolidated EBIT as defined above is equal to USD 5,000,000, the Purchase Price of the 50% of Allibert Contico shall be:

                                      5,000,000 - 4,318,000
                  19,500,000  +   (                            x    10.4215)
                                   --------------------------
                                               2

                                   =    USD 23,053,730

                  (2) If the actual Consolidated EBIT is equal to USD 3,500,000, the Purchase Price of the 50% of Allibert Contico shall be:

                                      3,500,000 - 4,318,000
                  19,500,000  +   (                            x    10.4215)
                                   --------------------------
                                               2

                                   =    USD 15,237,606

If the USD 500,000 price reduction referred to in Article 4.7 of the Warranty Agreement concerning Allibert Contico in Exhibit No. 20 is made, the amounts of USD 19,500,000 mentioned in article 5.2.2 hereto, will be reduced to USD 19,000,000 and the amounts resulting from the calculations given as examples will be therefore reduced by USD 500,000.

         5.2.3    The Allibert Equipement Europe Adjustment

                  The Allibert Equipement Europe Basic Price shall be adjusted upwards or downwards depending on the difference between the Final Corrected Operating Result as at December 31, 1998 of Allibert Equipement Europe for the 12-month period ending on December 31, 1998, calculated from the Combined Accounts as at December 31, 1998 and corrected according to the method defined in EXHIBIT NO. 2 "Calculation of the Final Corrected Operating Result of Allibert Equipement Europe" and the forecast of the Corrected Operating Result for the same period, i.e., fifty three million French Francs (FRF 53,000,000).

                  The Allibert Equipment Europe Adjustment shall be equal to this difference, multiplied by 8.981. It will be added or deducted from the Allibert Equipement Europe Basic Price. The resulting amount shall be the Allibert Equipement Europe Purchase Price.

                  It is however expressly agreed between the parties that in the event of a positive Adjustment (leading to an increase in the Allibert Equipement Europe Purchase Price), this Adjustment may not exceed FRF 64,000,000 and consequently the Allibert Equipement Europe Purchase Price may not exceed FRF 540,000,000.

         5.2.4    Global Purchase Price

                  The Global Purchase Price for the acquisition of the Shares of the companies shall therefore be equal to:

                  - an amount in French francs (FRF) equal to the Allibert Equipement Europe Purchase Price,
                  - plus an amount in US dollars (USD) equal to the Purchase Price of the 50% of Allibert Contico.

         5.2.5    Breakdown of the Global Purchase Price

                  The breakdown of the Global Purchase Price between the various Shares shall be determined pursuant to the method set forth in EXHIBIT NO. 6. This exhibit gives an example of the breakdown of the Global Basic Price based on the corrected operating results of the Companies as at August 31, 1998.

                  The breakdown of the Global Purchase Price may not give rise to any claim on the part of the Purchaser as to the estimated value of the elements taken separately.

5.3      Accounts as at December 31, 1998 of Allibert Equipement Europe

         Under this article 5.3, Allibert Equipement Europe shall mean all the companies mentioned in I/ Preamble of this Agreement, with the exception of ALLIBERT CONTICO and ALLIBERT INDUSTRIES LIMITEE.

         5.3.1    Corporate  accounts as at December 31, 1998

                  The Allibert Equipement Europe companies shall prepare their corporate accounts as at December 31, 1998 as promptly as possible, and by January 31, 1998, while respecting the continuity and coherence of the methods in accordance with the accounting principles generally admitted by the various jurisdictions of the Companies.

                  For the activity of "Equipement in Germany", the German company ALLIBERT TRANSPORT UND LAGERTECHNIK GmbH shall prepare an income statement of its Equipment activity for the whole of fiscal year 1998. This income statement shall be verified by the Statutory Auditor of ALLIBERT TRANSPORT UND LAGERTECHNIK GmbH, who will be requested to issue an opinion on this income statement.

                  The corporate accounts shall be audited and certified by the current Statutory Auditors (or Auditors) of the Companies.

                  The Purchaser may designate a firm of auditors which may assist the auditing of the corporate accounts (for example: inventories, ...) and shall have access to all documents or files it might consider necessary based on the usual practice of the profession. The fees of this firm of auditors shall be borne by the Purchaser.

                  In this respect, the Sellers will obtain from their Statutory Auditors or Auditors, the authorization allowing the Purchaser's auditors to have access to the documents that they will deem necessary to accomplish their mission.

         5.3.2 Combined accounts of Allibert Equipement Europe as at December 31, 1998

                  SOMMER ALLIBERT shall prepare the combined accounts of Allibert Equipement Europe.

                  The combined accounts shall be audited jointly by the firm Gesbert, Rey et Associes, 2 Rue de Marengo, 75001 Paris, and by a firm of auditors chosen by the Seller. Their mission shall consist of i) giving an opinion on the combined accounts, ii) calculating the Final Corrected Operating Result, according to the method presented in Exhibit No. 2,
                  iii) determining the amount of the Allibert Equipement Europe Adjustment, in accordance with Article 5.2.3 above. They shall deliver the results of their mission and all the necessary explanations and supporting documents (the "Notice") to the parties no more than 30 days after the Closing Date.

                  All these works shall be performed in compliance with generally accepted accounting principles in France while respecting the continuity and coherence of the methods. An example of these methods is given in Exhibit No. 7, which presents the combined accounts of all the companies concerned (including 50% of ALLIBERT CONTICO, and ALLIBERT INDUSTRIES LIMITEE) closed as at August 31, 1998.

                  The fees of each firm of auditors shall be borne by the party designating each such firm.

         5.3.3 Disagreement as to the accounts and/or results and/or the calculation of the Allibert Equipement Europe Adjustment

                  If a disagreement as to the accounts and/or results and/or calculation of the Allibert Equipement Europe Adjustment is reported in the Notice, the parties will then meet in order to reach an agreement or the said disagreement(s).

                  In the event that the Purchaser and the Sellers do not agree within 10 clear days of the Notice, the points of disagreement shall be submitted to the firm KPMG (France) or, if such firm does not accept its mission, to the firm Deloitte Touche Tohmatsu (France) designated as third party auditor (the Third Party Auditor).

                  If the firm Deloitte Touche Tohmatsu (France) does not accept its mission or is unable to perform it successfully pursuant to this article, and if the Purchaser and the Sellers do not agree within 3 days on another name, the Purchaser or the Sellers may obtain the designation of an international firm of auditors having offices in Paris by order of the Presiding Judge of the Paris Commercial Court ruling in summary proceedings. The fees and disbursements of the Third Party Auditor shall be borne equally by the Purchaser and the Sellers.

                  The parties shall each prepare as promptly as possible (and in any event within 5 clear days of the expiration of the 10-day period indicated above) a note (accompanied by all necessary evidence) concerning the points of disagreement to be submitted to the final decision of the Third Party Auditor and shall deliver this note immediately to such Third Party Auditor.

                  The Third Party Auditor shall:

                  (i) resolve only the points of disagreement between the Purchaser and the Sellers and determine the Final Corrected Operating Result as at December 31, 1998 and the amount of any resulting Adjustment pursuant to Article 5.2, and

                  (ii) provide the parties, within 10 clear days of delivery by one of the parties or by the parties of the note concerning the points of disagreement mentioned above, a final report which shall indicate its decision as to the amount of the Final Corrected Operating Result as at December 31, 1998 and the Allibert Equipement Europe Adjustment.

                  The amount of the Adjustment (if any) resulting from the Third Party Auditor's report shall be definitively binding on the parties without any possible recourse.

                  For purposes of this article, the Sellers shall:

                  (i) ensure to the Purchaser, its representatives and auditors, and the Third Party Auditor, access to all of the Sellers' documents and to the Sellers' personnel, and

                  (ii) ensure that the statutory auditors and auditors of the Sellers cooperate fully with the Third Party Auditor and in particular provide the latter with all of their files and documents.

                  In order to determine the Final Corrected Operating Result as at December 31, 1998, the parties and the Third Party Auditor shall strictly apply the following principles and provisions:

                  (a) the terms of this Agreement,

                  (b) the Accounting Principles, and particularly the respect of the continuity and constancy of the methods,

                  (c) the parties and/or their representatives and the Third Party Auditor shall refrain from making adjustments, particularly with regard to reserves or provisions, founded on their own assessment, unless such adjustment is founded on an objective factual basis.

5.4      Accounts as at December 31, 1998 of ALLIBERT CONTICO

         5.4.1    Corporate accounts as at December 31, 1998

                  As promptly as possible after December 31, 1998, ALLIBERT CONTICO and ALLIBERT INDUSTRIE LIMITEE shall prepare their corporate accounts for the fiscal year 1998.

         5.4.2    Consolidated accounts as at December 31, 1998 of ALLIBERT
                  CONTICO

                  ALLIBERT CONTICO shall prepare, as promptly as possible, its consolidated accounts for the fiscal year 1998.

                  The consolidated accounts (including their appendices) shall be audited by the firm of ARTHUR ANDERSEN LLC, which will be responsible for i) giving an opinion on these accounts, ii) calculating the 1998 Consolidated EBIT, as defined in Article
                  5.2.2 above, iii) calculating the ALLIBERT CONTICO Adjustment, in accordance with Article 5.2.2 above. The auditor shall deliver the results of its mission to the parties and to Contico no more than 30 days after the Closing Date.

                  The Purchaser shall have the right, at its expense, to observe the preparation of ALLIBERT CONTICO's consolidated accounts, according to the procedures that ARTHUR ANDERSEN will establish.

                  All this work shall be carried out in compliance with generally accepted accounting principles (GAAP) in the USA, while respecting the continuity and coherence of the methods.

         5.4.3 Disagreement as to the accounts and/or results and/or the calculation of the Allibert Contico Adjustment

                  If the Purchaser or the Sellers dispute the conclusions of the firm of auditors rendered in accordance with Article 5.4.2 above, whether concerning the consolidated accounts, or the results, or the calculation of the Allibert Contico Adjustment, they shall notify their position to the other party and to Contico within the 10 days following the receipt of these conclusions.

                  The parties shall request the company and the firm of auditors to provide each party with the information and documents which each party may need to reasonably substantiate its position.

                  If the Purchaser and the Sellers do not reach an agreement on the audited accounts or the calculation of the EBIT or the Allibert Contico Adjustment within the 10 days following the receipt of the notice sent by one of the parties, the parties shall have a period of 5 days to submit their respective positions and any supporting documents to Deloitte Touche Tohmatsu (Saint Louis, Missouri, USA) designated as the Third Party Auditor. If Deloitte Touche Tohmatsu is unable to accept or perform this mission, the most recent Managing Partner of this firm shall designate another firm of auditors which shall then become the Third Party Auditor.

                  The Third Party Auditor shall have a period of 10 clear days after receiving any documentation sent by the parties to communicate its conclusions which shall be binding on all the parties concerned.

                  The costs of intervention of the Third Party Auditor shall be borne one-half by the Purchaser and one-half by the Sellers and Contico.

                              ARTICLE 6 - PAYMENTS
                              --------------------

The selling companies hereby expressly appoint ALLIBERT HOLDING, in their name and on their behalf, to receive the Global Purchase Price of the Shares sold to the Purchaser by each of them. ALLIBERT HOLDING represents that it undertakes and shall be the only person in charge of allocating the Global Purchase Price between the Sellers, no liability will be incurred by the Purchaser in this respect.

6.1      On the Closing Date:

         The Purchaser shall pay ALLIBERT HOLDING FRF 380,800,000 and USD 15,600,000.

         The Purchaser shall pay FRF 95,200,000 into an escrow account in French francs, and USD 3,900,000 into an escrow account in US dollars. The functioning of these two escrow accounts shall be governed by two escrow agreements which shall be signed on the Closing Date, according to the text of the draft agreements attached as Exhibit No. 8 hereto.

6.2 Once the Allibert Equipement Europe Purchase Price has been determined in accordance with Article 5.2 above:

         6.2.1 If the Allibert Equipement Europe Purchase Price exceeds FRF 476,000,000:

                  a) The FRF 95,200,000 of the escrow account in French francs shall be transferred wholly to ALLIBERT HOLDING, increased by the interest accrued on this account,

                  b) The Purchaser shall immediately transfer to ALLIBERT HOLDING the amount corresponding to the difference between the Allibert Equipement Europe Purchase Price and the Allibert Equipement Europe Basic Price. It is expressly agreed that this difference may not be more than FRF 64,000,000.

         6.2.2 If the Allibert Equipement Europe Purchase Price is equal to FRF 476,000,000:

                  The FRF 95,200,000 of the escrow account in French francs shall be transferred wholly to ALLIBERT HOLDING, increased by the interest accrued on this account.

         6.2.3 If the Allibert Equipement Europe Purchase Price exceeds FRF 380,800,000 but does not exceed FRF 476,000,000:

                  a) An amount equal to the difference between the Allibert Equipement Europe Purchase Price and FRF 380,800,000, increased by the interest produced by this amount in this escrow account shall be transferred from the escrow account in French francs in favor of ALLIBERT HOLDING.

                  b) The balance of the escrow account in French francs and the interest produced by this balance in this escrow account shall be transferred to the Purchaser.

         6.2.4 If the Allibert Equipement Europe Purchase Price does not exceed FRF 380,800,000:

                  a) The total amount of the escrow account in French francs and the interest produced by this amount in the escrow account shall be transferred to the Purchaser.

                  b) ALLIBERT HOLDING shall immediately transfer to the Purchaser an amount equal to the difference between FRF 380,800,000 and the Allibert Equipement Europe Purchase Price.

6.3 Once the Purchase Price of the 50% of Allibert Contico has been determined in accordance with Article 5.4 above:

         6.3.1 If the Purchase Price of the 50% of Allibert Contico exceeds USD 19,500,000:

                  a) The USD 3,900,000 of the escrow account in US dollars shall be transferred wholly to ALLIBERT HOLDING, increased by the interest produced in this escrow account in US dollars.

                  b) The Purchaser shall immediately transfer to ALLIBERT HOLDING the amount corresponding to the difference between the Purchase Price of the 50% of Allibert Contico and the Basic Price of the 50% of Allibert Contico.

         6.3.2 If the Purchase Price of the 50% of Allibert Contico is equal to USD 19,500,000:

                  The USD 3,900,000 of the escrow account in US dollars shall be transferred wholly in favor of ALLIBERT HOLDING, increased by the interest produced by this amount in the escrow account in US dollars.

         6.3.3 If the Purchase Price of the 50% of Allibert Contico exceeds USD 15,600,000 but does not exceed USD 19,500,000:

                  a) An amount equal to the difference between the Purchase Price of the 50% of Allibert Contico and USD 15,600,000, increased by the interest produced by this amount in this escrow account shall be transferred from the escrow account in US dollars in favor of ALLIBERT HOLDING.

                  b) The balance of the escrow account in US dollars and the interest produced by this balance in this escrow account shall be transferred to the Purchaser.

         6.3.4 If the Purchase Price of the 50% of Allibert Contico does not exceed USD 15,600,000:

                  a) The total amount of the escrow account in US dollars and the interest produced by this amount in the escrow account shall be transferred to the Purchaser.

                  b) ALLIBERT HOLDING shall immediately transfer to the Purchaser an amount equal to the difference between USD 15,600,000 and the Purchase Price of the 50% of Allibert Contico.

6.4      Reduction of the Purchase Price of 50% of Allibert Contico

         If the USD 500,000 price reduction referred to in Article 4.7 of the Warranty Agreement concerning Allibert Contico attached as Exhibit No. 20 hereto is applied, the amounts of USD 15,600,000 and USD 19,500,000 aforementioned in Articles 6.1 and 6.3 will be reduced respectively to USD 15,100,000 and USD 19,000,000.

            ARTICLE 7 - OPTION IN FAVOR OF THE PURCHASER TO ACQUIRE,
            --------------------------------------------------------
         AND IN FAVOR OF THE SELLER TO SELL, THE 50% OF ALLIBERT CONTICO
         ---------------------------------------------------------------

Immediately upon signature of this Agreement, ALLIBERT EQUIPEMENT US Inc. shall grant the Purchaser an option to buy and the Purchaser shall grant ALLIBERT EQUIPEMENT US Inc. an option to sell the shares representing 50% of the share capital of ALLIBERT CONTICO LLC held by ALLIBERT EQUIPEMENT US Inc., in accordance with the "Option Agreement" attached as Exhibit No. 9 hereto.

These options shall be exercisable during a period of 5 working days beginning on the Closing Date or on any other later date agreed upon by the parties, only if the transfer of the Shares is not completed on the Closing Date or on any other later date agreed upon between the parties and that consequently the Purchaser is unable to acquire the Shares.

The purchase or sale conditions shall then be identical to those set forth for the acquisition of the 50% of ALLIBERT CONTICO LLC, in accordance with the "Sale Agreement" signed between CONTICO and the Purchaser, and attached as Exhibit No. 10, and in particular:

-        The Basic Price of the 50% of Allibert Contico shall be USD 22,500,000.

- The transfer of shares and the payment of the amount of USD 21,500,000 to ALLIBERT EQUIPEMENT US INC. and USD 1,000,000 to an escrow account shall be made 5 working days after the exercise date of the option (or on any later date which the parties agree upon).

- The downward Adjustment of this price shall be limited to USD 1,000,000 and there shall be no upward limit. Consequently, the Purchase Price of the 50% of Allibert Contico may not be less than FRF 21,500,000.

- The payment of the amount corresponding to the Adjustment shall be made in accordance with Article 1.3.c "Adjusting Payment" of the "Sale Agreement".

- If the USD 500,000 price reduction referred to under Article 4.7 of the Warranty Agreement concerning Allibert Contico attached as Exhibit No. 20 hereto, is applied, the amounts of USD 22,500,000 and USD 21,500,000 aforementioned, will be reduced respectively to USD 22,000,000 and USD 21,000,000.

These options shall remain valid and in effect until the expiration of the 5 working days period starting on the Closing Date, even if the Sellers exercise their unilateral termination right stipulated in Article 11.2 and/or if the transfer of the Shares hereunder is not completed.

         ARTICLE 8 - ACCOUNTING, FINANCIAL, LEGAL AND TAX DUE DILIGENCE
         --------------------------------------------------------------
                                BY THE PURCHASER
                                ----------------

The Sellers shall, as from the date hereof and during the maximum period of 40 working days, cause the Purchaser and the advisors of its choice to have access during the business hours, to the premises of these Companies, the managers of these Companies and the documents they might reasonably require in order to carry out complete verifications, particularly in respect of accounting, environmental, financial, legal, tax and computing matters.

These verifications shall be carried out in coordination with Mr. Jean-Paul LESAGE or any person that the latter might designate and, in any event, in such a manner as not to affect the normal operation of the companies indicated above.

The Sellers shall notify the Purchaser immediately of any event preventing or delaying the normal course of the verifications provided for above and shall use their best efforts to cause the Purchaser to have access to the documents or information necessary for its verifications.

In the course of the execution of their mission, the representatives of the Purchaser shall, however, not cause any unusual disturbances to the proper operation of the services of the Companies, particularly during the period of the preparation of the 1998 accounts.

                    ARTICLE 9 - OPERATIONS PRIOR TO THE SALE
                    ----------------------------------------

9.1      Withdrawal from the cash pooling system
         ---------------------------------------

         Prior to the Closing Date, all the companies in the handling branch included in a cash pooling system, both in France and abroad, shall withdraw from such system.

         In replacement, ALLIBERT HOLDING will grant ALLIBERT EQUIPEMENT (France) a short term 4.5% per annum interest-bearing loan of FRF 60 million ; this loan will be reimbursed by ALLIBERT EQUIPEMENT (France) on the Closing Date at the same time as the sale of the shares referred to in article 2 above. The Purchaser i) undertakes to take all necessary measures so that ALLIBERT EQUIPEMENT (France) is in a position to make the reimbursement, and ii) guarantees that this reimbursement will be made.

9.2      Currency Edge
         -------------

         In July 1998, the SOMMER ALLIBERT company assigned to ALLIBERT EQUIPEMENT six put options of GBP for FRF according to the contract attached as EXHIBIT NO. 11.

         ALLIBERT EQUIPEMENT will continue to benefit from these options until their due date.

9.3      Occupancy of the Nanterre premises
         ----------------------------------

         The Purchaser and the Sellers, after examining the sublease agreement granted on July 1, 1993 by the company SETEPP to the company ALLIBERT EQUIPEMENT, agree that the latter company may leave the premises that are the subject matter of this agreement at any time upon giving a prior notice of 3 months, the Sellers guaranteeing both that the company SETEPP will accept this provision, the other clauses of the sublease agreement still being applicable, and that the lessor ("Credit-bailleur") under the financed lease will accept.

9.4      Expatriates
         -----------

         The Purchaser shall as from the Closing Date take over the management of the expatriates of the handling branch listed in EXHIBIT NO. 12, who were previously managed by the SOMMER ALLIBERT company, and in particular the payment of the contributions to the French health/old age insurance organizations.

9.5      Financing
         ---------

         9.5.1    French financing

                  The medium term loan of one hundred and fifty million French francs granted to

                  ALLIBERT EQUIPEMENT by the SOMMER ALLIBERT company, and the interest accrued since December 31, 1998 until the Closing Date, shall be reimbursed to the latter company by ALLIBERT EQUIPEMENT (France) on the Closing Date.

                  The Purchaser i) undertakes to take all necessary measures so that ALLIBERT EQUIPEMENT (France) is in a position to make the reimbursement, and ii) guarantees that this reimbursement will be made.

         9.5.2    Foreign financing
                  -----------------

                  ALLIBERT CONTICO currently benefits from a medium term loan and a short term credit facility, both granted by Societe Generale in New York, attached hereto in Exhibit No. 13.

                  These financing arrangements were the subject of comfort letters issued by the SOMMER ALLIBERT company, attached hereto in the above-mentioned Exhibit, which allow the bank to require the reimbursement of the financing mentioned above in the event of the sale of the ALLIBERT CONTICO shares.

                  Upon signature of this Agreement, the SOMMER ALLIBERT company shall introduce the bank to the Purchaser, which shall be personally responsible for providing substitute financing if the bank decides to exercise its right of withdrawal.

9.6      Services
         --------

         All the services provided by the SOMMER ALLIBERT group (head office expenses, computer services, administrative services, photocopying, mail, insurance etc.) to the Companies shall terminate on the Closing Date, with the exception however of the computer services and telephone services which will be the subject matter of services agreements to be entered into between SOMMER ALLIBERT and the Companies, the terms and conditions of which are set forth in EXHIBIT 26.

         The estimated amounts to be paid for these services from September to December 1998 are indicated in EXHIBIT NO. 14.

         The amounts for the services referred to under the present article, for the period between January 1st, 1999 and the Closing Date, shall not exceed in any event, an amount of 420,000 per month. This amount does not include any trademark royalty, the said royalty is no longer due after January 1, 1998.

         All amounts owed by ALLIBERT EQUIPEMENT and its subsidiaries for the services referred to above will be paid upon their due date.

         The Purchaser and the SOMMER ALLIBERT company may agree subsequently, as the case may be, on new terms and conditions for the provision of all or part of the services referred to above.

9.7      Inter-company receivables and debts
         -----------------------------------

         All inter-company debts and receivables of the Companies in respect of the SOMMER ALLIBERT group shall be paid at the agreed due dates.

9.8      Guarantees and undertakings supplied by the Sellers and/or the SOMMER
         ---------------------------------------------------------------------
         ALLIBERT company
         ----------------

         The Purchaser undertakes to take the necessary measures so that the Sellers and the SOMMER ALLIBERT company are discharged from the undertakings and receive the release of the guarantees listed in EXHIBIT NO. 15 on the Closing Date.

9.9      ALLIBERT ANSHAN CUVES SARL
         --------------------------

         On July 20, 1995 a J.V. contract n(degree) CF/AS-3-9501 has been signed between the Chinese company UPCA and ALLIBERT EQUIPEMENT for the creation of ALLIBERT ANSHAN CUVES. Article 8-01 "Products Distribution" of such contract stipulates that the products will be distributed under the trademark ALLIBERT plus logo. SOMMER ALLIBERT confirms as of now its agreement for such tacit sub-license granted by ALLIBERT EQUIPEMENT in favor of ALLIBERT ANSHAN CUVES, knowing that from the Closing Date, ALLIBERT ANSHAN CUVES will be able to continue to use this tacit sub-license in compliance with the provisions of Article 18 of the Agreement hereof and of the trademark license contract attached as
         EXHIBIT 25.

                      ARTICLE 10 - THE SELLERS' OBLIGATIONS
                      -------------------------------------

From the date hereof until the Closing Date, the Sellers shall cause the activities of the Companies to be managed in the normal course of business in a careful and prudent manner. The Companies may not take, or authorize to be taken, any of the following decisions (except insofar as they might be required to do so by law or because of a legal obligation existing on the date hereof), without the Purchaser's agreement (agreement which may not be unreasonably withheld) (except for what is indicated in EXHIBIT NO. 16):

(a) amend their by-laws, internal regulations or any of their other incorporation documents;

(b) acquire, or agree to acquire, by any means whatsoever, particularly by merger, contribution, acquisition of shares or assets, any entity (whether a stock company or a partnership, association or any entity whatsoever, whatever its form) or any business; become a member of a GIE;

(c) modify their capital or the securities they have issued, or declare, reserve, decide or pay any dividend in cash or in any other form, or acquire or cancel shares or other securities;

(d) issue or sell, or agree to issue or sell, a part of their capital or of the securities issued by them, or options, subscription warrants or any other right to acquire shares or other securities or stock that are convertible into or exchangeable for shares or securities, or acquire, or agree to acquire, such stock from a third party;

(e) decide to reorganize or dissolve one or more of the Companies, or initiate any liquidation or dissolution plan or a similar procedure;

(f) sell, or agree to sell, any asset, whether tangible or intangible, having an individual value exceeding FRF 500,000 (other than products in the normal course of business);

(g) terminate or cancel an insurance policy, unless they replace it with a new insurance policy providing at least the same coverage as and having equivalent premiums to those of the terminated insurance policy;

(h) grant any borrowing, excluding intercompany loans and borrowings, or forgive any receivable, excluding loans granted to employees not exceeding a total amount of FRF 300,000.

(i) The Sellers also undertake to obtain resignation letters from the statutory auditors of the Companies effective as from the close of the Ordinary General Meetings deciding on the accounts of the fiscal year 1998.

In addition to the provisions set forth above, from the date hereof until the Closing Date, the Sellers may not, without the Purchaser's agreement (agreement which may not be unreasonably withheld) grant, or allow to be granted, any encumbrance, right, security interest or pledge on the Companies' assets or grant any collateral security or any other guarantee to a third party.

In addition, the Purchaser will be provided, as soon as they are issued, with the usual monthly reporting documents of ALLIBERT EQUIPEMENT.

                       ARTICLE 11 - CONDITIONS PRECEDENT -
                       -----------------------------------
                      SELLERS' UNILATERAL TERMINATION RIGHT
                      -------------------------------------

11.1     Conditions precedent
         --------------------

         This Agreement is subject to the conditions precedent hereinafter stipulated, it being understood that the Purchaser may freely waive the conditions set forth under 11.1.1, 11.1.2 and 11.1.4 which are stipulated in its favor.

         11.1.1   ALLIBERT EQUIPEMENT must hold, directly or indirectly:

                  the entire share capital of the following companies:

                  - ALLIBERT EQUIPEMENT (company organized under Belgian law),
                  - ALLIBERT MANUTENCION S.A. (company organized under Spanish law),
                  -       SOMMER ALLIBERT UK Ltd (company organized under
                          British law),
                  - ALLIBERT TRANSPORT UND LAGERTECHNIK GmbH (company organized under Austrian law),
                  - ALLIBERT CONTENITORI (company organized under Italian law),
                  - ALLIBERT CONTENTORES (company organized under Portuguese law), with the exception of three (3) shares which must be held by individuals (M. JP Lesage, M.M. Eskandar, M.J.A. Gonzalez).

                  -       ALLIBERT EQUIPEMENT US Inc. (company organized under
                          US law),

                  And:

                  - 50% of the share capital of ALLIBERT CONTICO LLC which itself must hold 100% of the share capital of ALLIBERT INDUSTRIES LIMITEE (company organized under Canadian law)

                  - 50.1% of the share capital of Anshan ALLIBERT CUVES SARL (company organized under Chinese law), 50.1%-held.

         11.1.2   The non-occurrence as from the date of this Agreement:

                  (i) of any deterioration of a significant portion of the physical assets, (ii) of any major labor conflict, (iii) of any significant deterioration in the operation of the Companies, (iv) of any judicial, governmental or administrative injunction or order, resulting, or which can reasonably be expected to result, in a reduction in production and/or turnover of more than 20% for 3 consecutive months in the country in which such event occurs compared to the same period of the previous year.

         11.1.3 The necessary authorizations shall have been obtained for the countries concerned in light of antitrust legislation.

         11.1.4 On the Closing Date, the medical activity shall have been contributed to HOLDIPLAST.

                  The fulfillment of all the conditions precedent listed above and the acknowledgment of such fulfillment in a document signed by the two parties shall occur on or before the Closing Date, each party undertaking to use its best efforts to achieve the fulfillment of the conditions under its own control by such date.

                  Upon signature of the document acknowledging the fulfillment of the conditions precedent, the undersigned shall be definitively and irrevocably required to complete the sale of the shares referred to in article 2 above, according to the terms and conditions agreed in this Agreement, subject to articles 11.2 and 7 hereof.



                  In the absence of this fulfillment and the acknowledgment referred to above on or before the Closing Date or on any other later date agreed upon by the parties, this Agreement shall be null and void without any indemnity being due by any of the parties, the parties being released from any reciprocal obligations.

11.2     The Sellers' unilateral termination right

         In the event that the Total Amount of the Costs or the Global Estimate Amount as defined in Article 14 hereinafter should exceed 50 (fifty) million French francs, the Sellers, and the Sellers exclusively, shall have the right, at their sole discretion, to terminate this Agreement, without any indemnity on either side, by sending a notice in accordance with Article 34 below, within 6 working days following the latest of the following dates (i) their receipt of the Letter defined in Article
         14.9 or (ii) their receipt of the decision of the Third Party Environmental Auditor indicating its decision to apply this provision. Thereafter, the Sellers may not terminate unilaterally the Agreement and will have to execute the Rehabilitation Works pursuant to Article 14 hereof.

         Notwithstanding this termination, the option to buy and the option to sell mentioned in Article 7 shall continue to be valid and in force.

                  ARTICLE 12 - DELIVERY OF DOCUMENTS AT CLOSING
                  ---------------------------------------------

12.1 On the Closing Date, in consideration for the payments made according to the provisions referred to under 12.2., ALLIBERT HOLDING, SEDITEP, SAUVAGNAT ALLIBERT, ALLIBERT TRANSPORT UND LAGERTECHNIK GMBH and SOMMER ALLIBERT shall hand over the following documents:

         - the reiteration of the execution of the Warranty Agreement (and the update of the Exhibits in accordance with Article
                  14.2 of the Warranty Agreement) and the reiteration of the Environmental warranties given by the Sellers according to
                  Article 14 hereof.

         - temporary service agreement concerning the telephone, entered into between SOMMER ALLIBERT and ALLIBERT EQUIPEMENT;

         - computer service agreement between SOMMER ALLIBERT and the Companies in respect of the year 2000 and EURO compliance;

         - resignation letters of the directors of the Companies sold, directly or indirectly, according to the list and model attached hereto (EXHIBIT NO. 17);

         - resignation letter of the manager ("Gerant ") of SCI DE LA PLAINE in the form of the model attached hereto (EXHIBIT NO.
                  18);

         - resignation letters of the Statutory Auditors of the Companies, effective as of the date of the general meeting approving the accounts of the fiscal year ending on December 31, 1998;

         - The share transfer orders, duly signed by all the current shareholders of ALLIBERT

                  EQUIPEMENT, ATMP, HOLDIPLAST, in favor of the Purchaser or the designated transferees, in accordance in each case with the applicable local law, and any other similar documents for the transfers of SCI DE LA PLAINE, ALLIBERT TRANSPORT UND LAGERTECHNIK VERWALTUNGSGESELLSCHAFT MBH and ALLIBERT TRANSPORT UND LAGERTECHNIK GMBH UND CO. KG;

         - the exhibits to the Sellers' Warranty Agreement, including corporate accounts certified as at December 31, 1998 for the companies subject to the said Warranty and, eventually, the exhibits which shall be updated pursuant to Article 14.2.b. of the said Warranty Agreement.

         -        the two escrow agreements referred to in Article 6.1;

         - the minutes certified as true by the Chairman of the board of directors of ALLIBERT EQUIPEMENT, ATMP, HOLDIPLAST, of the ordinary general meeting of the shareholders of ALLIBERT EQUIPEMENT, ATMP, HOLDIPLAST, designating the new directors chosen by the Purchaser and the minutes certified as true by the manager of SCI DE LA PLAINE of the ordinary general meeting of SCI DE LA PLAINE designating the new manager chosen by the Purchaser;

         -        the following documents concerning ALLIBERT EQUIPEMENT, ATMP,
                  HOLDIPLAST:

                  .       lease of the premises occupied by ALLIBERT EQUIPEMENT
                          or certificate of domiciliation,
                  .       certified true copy of the by-laws,
                  .       list of shareholders,
                  .       Trade Registry excerpt issued not more than one month
                          prior to the Closing Date,
                  .       statement of registrations with the Trade Registry
                          issued not more than one month prior to the Closing
                          Date,
                  .       share transfer register and corresponding transfer
                          forms,
                  .       individual share accounts,
                  .       attendance register of board of directors' meetings,
                  .       register of the minutes of the board of directors,
                  .       registry of the minutes of general meetings of the
                          shareholders,
                  .       incorporation file of the company (list of
                          subscribers, certificates of payment, declaration of
                          conformity),
                  .       legal announcement journals, certificates of filing
                          documents with the court registry,
                  .       files of ordinary and extraordinary shareholders'
                          meetings (copies of letters of convocation and return
                          receipts, board of directors' reports, tables of
                          results, balance sheets and operating accounts,
                          statutory auditor's reports, attendance sheets, powers
                          of attorney, legal announcement journals),
                  .       obligatory accounting records (book of original entry,
                          general ledger, inventory ledger),
                  .       payroll journal.

         -        Any supporting evidence showing that:

                  The authorizations and the necessary consents have been given by the shareholders and/or the directors and/or the relevant corporate structures of the Companies in respect to the acquisition of the Shares by the Purchaser pursuant to this Agreement and in particular, that the Purchaser has been approved as shareholder of the Companies in accordance with the by-laws of the Companies.

                  The directors of the Companies have been duly convened to a meeting of the Board of Directors to be held on the Closing Date in order to acknowledge the resignation of the directors and officers of the Companies whose name are indicated in
                  Exhibit 17, and to appoint, by co-optation, the individuals and/or the legal persons who shall be proposed by the Purchaser.

                  The organizations representing the personnel existing in the Companies have been duly informed and consulted about the proposed transfer of the Shares to the Purchaser.

                  After the Closing Date, the Sellers and the Purchaser shall sign all additional documents and shall take all steps which either party may reasonably require in order to complete the operations contemplated in this Agreement.

12.2 On the Closing Date the Purchaser shall make the payments provided for in Article 6 - PAYMENT.

The payments in favor of ALLIBERT HOLDING shall be made by the Purchaser to the bank accounts which will have been indicated to the Purchaser at least ten clear days before the Closing Date by ALLIBERT HOLDING.

The payments on the escrow accounts shall be made by the Purchaser to the bank accounts which will have been indicated to the Purchaser at least ten clear days before the Closing Date by the escrow agent.

ALLIBERT EQUIPEMENT shall reimburse the financing granted (including the interests owed) by SOMMER ALLIBERT. This reimbursement shall be made by ALLIBERT EQUIPEMENT by transfer to the bank account indicated by SOMMER ALLIBERT at least ten clear days before the Closing Date.

12.3 On the Closing Date, the SOMMER ALLIBERT company shall deliver the license agreement concerning the "Allibert" trademark referred to in
         Article 15 and the warranty agreements referred to in Article 13.


                             ARTICLE 13 - WARRANTIES
                             -----------------------

13.1     Common provisions
         -----------------

         13.1.1 It is expressly agreed that the warranty granted pursuant to this Agreement shall take the form of two guaranties operating independently of each other.

                  A)      One concerning the companies:

                          -        ALLIBERT EQUIPEMENT
                          -        ATMP
                          -        SCI DE LA PLAINE
                          -        HOLDIPLAST
                          -        ALLIBERT EQUIPEMENT US Inc. (USA)
                          -        ALLIBERT CONTENITORI Spa (Italy)
                          -        ALLIBERT CONTENTORES (Portugal)
                          - ALLIBERT HANDLING (Great Britain, ex SOMMER ALLIBERT UK Ltd)
                          -        ALLIBERT MANUTENCION S.A. (Spain)
                          -        ALLIBERT EQUIPEMENT Sprl (Belgium)
                          -        ANSHAN ALLIBERT CUVES (China)
                          -        ALLIBERT TRANSPORT UND LAGERTECHNIK Ges mbH
                                   (Austria)
                          - ALLIBERT TRANSPORT UND LAGERTECHNIK GmbH UND Co. KG (Germany)
                          -        ALLIBERT TRANSPORT UND LAGERTECHNIK
                                   VERWALTUNGSGESELLSCHAFT mbH (Germany)

                          and which is the subject of the Sellers' Warranty Agreement. This warranty is not applicable to the following Companies: ALLIBERT CONTICO LLC (USA) and ALLIBERT INDUSTRIE LIMITEE (Canada).

                  B) The other warranty concerning ALLIBERT CONTICO LLC and ALLIBERT INDUSTRIE LIMITEE and which is the subject of the Warranty Agreement concerning ALLIBERT CONTICO.

         13.1.2 It is understood that the implementation of one of the Warranties shall not, in any case, lead to a double economical charge for the Seller, in particular for, all losses, liabilities, damage or others which have already been compensated by the price Adjustment or by the implementation of the other warranty.

         13.1.3 The Sellers make no other representations and grant no other warranties to the Purchaser apart from those expressly and specifically made and granted herein. Without limiting the general nature of the foregoing, the Sellers do not make any representations or warranties as to:

                  (i) the accuracy or completeness of any forecast, business plan, budget or other prospective information supplied by the Sellers, the SOMMER ALLIBERT company or their advisors, to the Purchaser or its advisors,

                  (ii) matters concerning the future relations of the companies enumerated under A/ of the preamble with all public authorities, clients, suppliers, salaried employees, except for what is already mentioned hereof.

         13.1.4 the companies SEDITEP, Sauvagnat Allibert, ALLIBERT TRANSPORT & LAGERTECHNIK (5HRB 10183) hereby delegate authority to ALLIBERT HOLDING to receive any claim for indemnification from the Purchaser, discuss the amounts, negotiate, settle, pay and, on a more general basis, carry out what is necessary.

13.2.    Sellers' Warranty Agreement
         ---------------------------

In case of the completion of the sale of the shares according to the terms hereof, for the Companies excluding ALLIBERT CONTICO and ALLIBERT INDUSTRIES LIMITEE, this sale will be subject to the representations, warranties and indemnification undertakings provided for in the Sellers' Warranty Agreement signed at the same time as this Agreement.

The above Sellers' Warranty Agreement is attached to the present Agreement as EXHIBIT NO. 19 and forms an integral and not separable part of it.

13.3.    Warranty Agreement concerning ALLIBERT CONTICO LLC
         --------------------------------------------------

In case of the completion of the indirect sale of the 50% of ALLIBERT CONTICO according to the terms of the present Agreement or of the execution of the direct sale according to the terms of the "Option Agreement", this sale will be subject to the representations, warranties and indemnification undertakings provided for in the Warranty Agreement concerning ALLIBERT CONTICO LLC signed together with the signature of the present Agreement. The Warranty Agreement concerning ALLIBERT CONTICO LLC is attached (i) to the present Agreement as EXHIBIT NO. 20 and (ii) to the "Option Agreement" as Exhibit D, and forms an integral and not separable part of these two agreements.

                     ARTICLE 14 - AGREEMENTS AND WARRANTIES
                     --------------------------------------
                           RELATING TO THE ENVIRONMENT
                           ---------------------------

THE FOLLOWING IS EXPOSED AS A PREAMBLE TO ARTICLE 14 HEREOF:

The Sellers are fully aware of the importance that the Purchaser gives to environmental questions and aspects. The Sellers acknowledge that the warranty against environmental risks is an essential condition to the execution of the Agreement for the Purchaser.



The Sellers and the Purchaser have thus agreed on the present article and to use their best efforts in order to present and estimate the environmental risks affecting the real estate of the Companies.

IT WAS THEN AGREED AS FOLLOWS:

14.1     Introduction:
         -------------

         14.1.1   Intention of the parties
                  ------------------------

                  The Purchaser's intention is that the Sites transferred to the Purchaser should not have environmental risks affecting the real estate of the Companies.

                  The Sellers' intention is to accept the liability resulting from these environmental risks but subject to the conditions and limits agreed by them.

                  The Sellers and the Purchaser have therefore agreed to the present and agreed to use their best efforts in order to:

                  -       present the said environmental risks,
                  -       estimate the said environmental risks, and
                  - rehabilitate the real estate of the Companies subject to the terms and conditions of Article 14 hereof.

         14.1.2   General Provisions
                  ------------------

                  The Purchaser and the Sellers irrevocably agree, pursuant to this article, to have, immediately and as indicated below, an environmental due diligence of certain industrial sites carried out and that the completion of the operation referred to in this Agreement may depend on the result of the environmental investigations, insofar as the Sellers, and the Sellers exclusively, shall have the right to terminate this Agreement unilaterally, without any indemnity on either side, if the global costs for the restoration of the sites as estimated by the environmental auditors were to exceed fifty
                  (50) million French francs without taxes.

14.2     Definitions:
         ------------

         For the present Agreement the terms mentioned hereafter shall have the following meaning:

- "Phase I Due Diligence": is defined as an environmental due diligence aimed at identifying potential environmental problems of a site and having as objective:

         1. To ascertain the environmental context of the site.
         2. To determine the status of the site in terms of "operating permit" and in terms of established Non-compliance.


         3. To assess, in a preliminary manner, if the past or current activities have generated or may generate environmental problems (i.e. impacts).

         4. To evaluate the needs for subsequent investigations, (i.e. Phase II Due Diligence).

- "Phase II Due Diligence ": is defined as an environmental due diligence aimed at completing site investigations including especially the collection and analysis of samples of the soil, of sediments, of surface and/or underground water, of wastes, of air or of waste water, in order to identify and/or to detect pollution, define the polluted zones and define the following steps (e.g. risk assessments, restoration, etc.). The auditor's task will include the evaluation of remediation techniques in terms of feasibility and cost.

-            "Audit" designates collectively Phase I and Phase II Due Diligence.

- "Compliance": is defined as any compliance on the day of the due diligence, with all legislative, administrative and regulatory provisions relating to environmental matters, in effect and applicable to any of the Sites, it being specified that in case of a disagreement between legislative and/or regulatory provisions and more favorable instructions from authorities competent for environmental matters such as the DRIRE in France, the later shall prevail.

- "Established Non-compliance": is defined as any sort of non-compliance, on the day of the due diligence, with any legislative, administrative and regulatory provisions relating to environmental matters, in effect and applicable to any of the Sites even in the absence of a formal notice from authorities competent on this subject.

- "Potential Non-compliance": is defined as any non-compliance not yet established on the day of the due diligence but which shall be established:

             - upon the coming into effect or the application to the Sites after the Final Report Submission Date of legislative, administrative and/or regulatory provisions, definitively passed on the Final Report Submission Date by the relevant national legislative body (in France the promulgation of the text will be a definitive adoption of the said text). If the text requires compliance works to be performed under a schedule, only the schedules not exceeding February 1, 2004 will be taken into account,

                  or

             - upon the expiration of compliance works schedule not exceeding February 1, 2004 authorized by legislative, administrative or regulatory provisions (including in particular all site authorizations granted by administrative decree, formal administrative decree, branch administrative decree, and/or general administrative decree of February 2nd, 1998).


-          "Norms of references":  are defined for:

             - the soils and the underground waters, as the norms, standards and practices described in the Evaluation Methodology Guide (Version 1) for the Management of Potentially Polluted Sites (Edition BRGM, June 1st, 1997) (the " Methodology Guide "). It is agreed by the parties that the Methodology Guide will also apply to the Sites which are not located in France; and for

             - the air, the water, the wastes, the noise, substances involving a risk (including notably the radioactive wastes, the PCBs, asbestos or the CFCs) as the norms, standards and practices described in the legislative, administrative and regulatory provisions in effect on the date of the due diligence.

- "Environmental Risks": are defined as all risks connected to the conditions of the site or its current or past exploitation which may have had, have, or may have an adverse and significant effect on the environment in terms of liability and/or of costs.

14.3     Principle
         ---------

         The parties acknowledge that the legislative, administrative and regulatory provisions in effect in each country considered and the Norms of Reference may not contemplate norms, standards or practices enabling to assess, qualify and quantify all the Environmental Risks affecting the Sites. Therefore, the parties agree that for all Environmental Risks for which the present Agreement does not provide norms of references, the applicable norms of references, shall be in case of disagreement between WCI and DCM the current admitted international standards for risks analysis (with remediation goals) notably the norm CONCAWE.

14.4     Sites concerned by this article:
         --------------------------------

         The present article exclusively concerns the following industrial sites:

         -        Gaillon (France)
         -        Prunay (France)
         -        Gloucester (Great Britain)
         -        Palau de Plegamans (Spain)
         -        Santa Perpetua (Spain)

         hereafter collectively referred to as the "Sites."





14.5     Environmental auditors chosen and Third Party Environmental Auditor:
         --------------------------------------------------------------------

         14.5.1   Environmental Auditor chosen by the Purchaser and the Sellers

         -        Auditors of the Purchaser:    Dames & Moore
                                                87 Avenue Francois Arago
                                                92022 Nanterre Cedex
                                                hereinafter referred to as "D&M"

         -        Auditors of the Sellers:      WCI - EcoConcept SA
                                                4, rue du Vieil Renvers
                                                69005 Lyon
                                                hereinafter referred to as "WCI"

         and hereafter referred to as the "Auditor" and collectively the "Auditors"

         14.5.2   Third Party Environmental Auditor

                  The Parties agree to designate jointly Jean-Francois BERAUD, residing at 27 avenue Vanves in Boulogne Billancourt, 92100 (the "Third Party Environmental Auditor") who has declared, prior to the signing hereof, accepting its mission of Third Party Environmental Auditor in order to settle disagreements between Auditors within a two week period following the request which will be made by registered mail, returned receipt requested, at the most diligent party's initiative.

                  The Third Party Environmental Auditor may only settle disagreements and discrepancies between Auditors specifically referred to in Article 14 hereof. Any other problem will be resolved in accordance with Article 27 hereof. At any moment, the Purchaser and the Sellers may, under a common agreement, interrupt the mission of the Third Party Environmental Auditor, who shall therefore not be required to render a decision.

                  The Third Party Environmental Auditor will make its decision based on all available Final Reports and Summary Reports. It will not be necessary to make supplementary investigations and analysis and the Third Party Environmental Auditor shall use international norms currently admitted (rehabilitation objectives) and/or works estimate obtained by the parties.

                  Following this two week period, the Third Party Environmental Auditor shall notify to the Purchaser and to the Sellers in accordance with Article 34 hereof, its decision which shall be definitive and subject to no appeal.


                  The fees of the Third Party Environmental Auditor will be borne and shared in half by the parties. If the Third Party Environmental Auditor can not achieve its mission, the parties agree to ask the Presiding judge of the General Court of Paris to designate a Third Party Environmental Auditor.

14.6     Phase I Due Diligence:
         ----------------------

         14.6.1   Phase I Due Diligence by WCI
                  ----------------------------

                  The Sellers have already forwarded to D&M the reports by WCI of October 20, 1998, relating to the Phase I Due Diligences for the Sites which are attached hereto in EXHIBIT NO. 21. The cost for these Phase I Due Diligences shall be borne exclusively by the Sellers.

         14.6.2   Phase I Due Diligence by D&M
                  ----------------------------

                  The Sellers authorize D&M to carry out a Phase I Due Diligence of the Sites which shall take place on the days and at the times to be agreed with the person in charge for each Site. The cost for this due diligence by D&M shall be borne by the Purchaser. The English report of this due diligence shall be transmitted simultaneously and immediately to the Sellers and to WCI. D&M and WCI may, at all times, consult with one another, directly out of the presence of the Purchaser and/or the Sellers.

         14.6.3   Conclusions of the Phase I Due Diligences
                  -----------------------------------------

                  The Sellers and the Purchaser have hereby already agreed that subsequent investigations were necessary and have therefore granted permission for WCI and D&M to carry out Phase II Due Diligences.

         14.6.4   Works following the Phase I Due Diligence
                  -----------------------------------------

                  The works recommended in the Phase I Due Diligence Report (the "Phase I Works") will be integrated and their scope specified in terms of technicality and costs in the Final Phase II Due Diligence Report of WCI and the costs for the said Phase I Works will be taken into account in the entire estimate of the costs of rehabilitation recommended by the Auditors after the Phase II Due Diligence and referred to in the Letter (hereinafter defined in section 14.9).

14.7     Phase II Due Diligence:
         -----------------------

         Considering the importance which the Purchaser has given to the environmental aspect of the operation contemplated by the Agreement, the Sellers and the Purchaser have agreed to appoint their Auditors for the completion of complete, extensive and in-depth Phase II Due Diligences, in order to identify the environmental risks affecting the Sites.

         14.7.1   Costs of Phase II Due Diligence:
                  --------------------------------

                  For this Phase II Due Diligence, each party shall bear the costs of its Auditor, the investigation, excluding the costs of the Auditors, and analysis costs being shared in half. The additional costs for the subsequent investigations which are not included in the Program shall be borne by the party having requested the subsequent investigation. The costs relating to the analysis completed in 48 hours shall be borne by both parties. The costs of the Third Party Environmental Auditor shall be borne by both parties.

         14.7.2   Investigation Program of Phase II Due Diligence (the
                  ----------------------------------------------------
                  "Program"):
                  -----------

                  A program proposal of a Phase II Due Diligence was forwarded by WCI to D&M on November 5, 1998 and has been completed by D&M and WCI, and these documents are attached hereto in
                  EXHIBIT 27.

                  The content of the Phase II Due Diligence Program shall be defined, Site by Site, by a common agreement between WCI and D&M, following the Phase I Due Diligence completed by D&M. A copy of the Program shall be communicated immediately to the Sellers and the Purchaser.

                  WCI will organize the works described in the Program by hiring qualified sub-contractors (companies specializing in drilling, public works company for the use of a mechanical shovel if necessary, etc.), which shall have been approved by D&M.

                  The Parties agree that LISEC laboratory (Gand, Belgium), certified in France, is selected to conduct the analysis.

                  WCI will supervise the works on the Sites. A representative of D&M will be present on the Site during the completion of the site works. Its task will be to validate the procedures used by WCI and to approve the validity of the collection of samples. The planed investigation program having been previously proposed by WCI and approved by D&M, any modification may only be submitted by the representative of D&M or WCI under to the following conditions:

                  1. the program must be modified because of particular soil conditions (moving the site of a sample because of technical or safety restrictions).

                  2. The program is modified in order to obtain a better characterization of a contamination (analysis, number of polls, etc.) only if the means of investigation remain identical and do not result in extra costs greater than 20% of the total amount for the investigations of the audited site. Above this limit, the oral or written agreement of the Purchaser and of the Sellers will be required.


                  The decision to modify the program will be taken in common by the authorized representatives of WCI and D&M during the work completion, and without any suspension.

                  This decision will be immediately recorded under the form of a written amendment to the "Cahier de Chantier" (work site logbook) and countersigned by the two representatives of D&M and WCI.

                  WCI will be responsible for collecting samples with D&M. D&M may collect a duplicate of each sample.

                  WCI will be responsible for the transportation of the samples to LISEC.

                  LISEC will provide D&M and WCI respectively, with the results of the analysis and therefore all correspondence between LISEC and one of the Auditors will also be communicated to the other Auditor.

         14.7.3   Timetable for the Phase II Due Diligence:
                  -----------------------------------------

                  -       week 1 & 2:               Phase I of D&M and validation of the WCI Program by
                                                    D&M, (i.e. week 47/1998 and 48/1998)

                  -       week 2, 3 & 4:            Investigation works of Phase II Due Diligence, (i.e. week
                                                    48/1998, 49/1998 and 50/1998)

                  -       week 4 & 5:               Analysis by LISEC. (i.e. week 50/1998 and 51/1998)

                  -       week 5 & 6:               Editing of D&M's Preliminary Report and of WCI's
                                                    Preliminary Report, (i.e. week 51/1998 and 1/1999)

                  -       week 7:                   Editing of D&M's Final Report, of WCI's Final Report and
                                                    of the Summary Reports, (i.e. week 2/1999)

                  -       week 8:                   Discussion between WCI and D&M on the conclusions in
                                                    the Final Reports, (i.e. week 3/1999)

         14.7.4 At the beginning of week 4, D&M and WCI will agree on the environmental context of the Sites and of other settings necessary for the implementation of the Norms of reference. The Parties agree that in case of a disagreement between D&M and WCI on the applicable environmental context, the latter shall be determined by the Third Party Environmental Auditor.



14.8     Phase II Due Diligence Reports:
         -------------------------------

         14.8.1   General Provisions
                  ------------------

                  WCI and D&M, independently from one another, will edit, based on their investigations and the results of the analysis, a preliminary report (i.e. a summarized document with a chart) (the " Preliminary Report ") followed by a final report (the " Final Report ") for each Site. WCI and D&M will also prepare a summary report concerning all of the Sites (the "Summary Report").

                  Each Final Report and the Summary Report of D&M will be in English and transmitted immediately to the Sellers and to WCI. Each Final Report and the Summary Report of WCI will be transmitted immediately to the Purchaser and to D&M in French and in English, and in case of a discrepancy between the English and French versions of the Final Report and of the Summary Report of WCI, the French versions of the Final Report and of the Summary Report of WCI shall prevail over the English versions of the Final Report and the Summary Report of WCI.

                  In order to facilitate the analysis by the parties of each Final Report and Summary Report, the Auditors will endeavor to have a similar table of content and similar structures of documents, as the ones proposed by WCI and D&M.

                  All Final Reports and Summary Reports concerning all Sites will have to be submitted to the parties not later than January 18, 1999 (" Final Report Submission Date ").

                  Any delay in the submission of the Final Reports and of the Summary Reports caused by a delay of the investigations resulting from bad weather conditions or from Force Majeure shall not be considered as a breach hereof.

                  The Sellers and the Purchaser shall obtain respectively from their Auditors that they comply with and meet all deadlines indicated in this article 14 of the Agreement.

         14.8.2   Content of the Final Report:
                  ----------------------------

                  The Final Report of WCI and the Final Report of D&M respectively shall integrate the conclusions of the Phase I Due Diligences completed by the Auditors and specifically cover the following items:

                  1)      The Compliance and Established Non-compliance of the
                          Sites.

                          Each Auditor will establish the budget for each mandatory corrective action which will have to be carried out pursuant to legislative, administrative or regulatory applicable provisions, in order to have the Sites in Compliance. This budget shall only include an estimate of the direct costs in connection with Compliance (including as an example: the moving of machinery), and not indirect costs in connection with Compliance such as an interruption of the production or operating losses.

                  2)      The Potential Non-compliance.

                          Each Auditor will establish, for the Potential Non-compliances, a list of the recommended corrective actions and the budget for each of these actions. This budget shall only include direct costs in connection with compliance, excluding the ancillary and indirect costs in connection with compliance, such as the moving of the machinery, an interruption of the production or operating losses.

                  3)      The Environmental Risks.

                          Each Auditor shall identify in its Final Report the Environmental Risks linked to the past and present activities of the Sites as well as the Environmental Risks linked to the pollution resulting from external sources. Their assessment will be completed in accordance with the Norms of Reference or with any other norm of reference that the Auditors will have selected based on a common agreement or which shall have been determined by the Third Party Environmental Auditor, if the auditors fail to reach an agreement. Taking into account these assessments, each Auditor will choose to make or not to make a recommendation.

                          Each Auditor shall establish a budget for each of the corrective actions including corrective actions aimed at treating Environmental Risks linked to pollution resulting from external sources.

                          Each Auditor shall try to explain in each of its Final Report the reason why an environmental risk was not taken into account in the budget.

                          This budget shall only include direct costs in connection with compliance, excluding the ancillary and indirect costs in connection with compliance, such as the moving of the machinery, an interruption of the production or operating losses.

                  4)      Conclusions.

                          Each Auditor will make a list of all the corrective actions which it will have recommended, indicating the estimated corresponding costs. Each Auditor will then give the total of the estimated costs. The Auditors in their estimates of the costs and of the total of the costs may use a range of costs providing a "Best estimate" and an amount corresponding to a 0,9 probability (according to international practice). Any calculation method of the total of the estimated costs which may have been chosen by the Auditors, shall be explained in the Final Report.

         14.8.3   The content of the Summary Report
                  ---------------------------------

                  The Summary Report of each Auditor shall specifically:

                  (i) indicate the corrective actions recommended for each of the Sites, indicating the corresponding estimated costs and the total of the estimated costs for each Site,

                  (ii) convert the total of the estimated costs for a Site which may have been given in local currencies in the Final Report into French Francs, applying the rate in effect as at October 30, 1998 (1 FRF = 0,10772 (pound) = 25,3589 Pesetas),

                  (iii) indicate the total of the estimated costs in French Francs for all corrective actions recommended for all Sites. Each Auditor shall indicate the calculation method which it will have used.

14.9     Letter from D&M and WCI to the Purchaser and to the Sellers
         -----------------------------------------------------------

         Two days after the Final Reports Submission Date, WCI and D&M shall meet in order to prepare a letter addressed to the Purchaser and to the Sellers (hereinafter referred to as the "Letter").

         Pursuant to section 14.6.4, Phase I Works shall be described in the Letter and shall be taken into account by the Auditors.

         In the Letter, WCI and D&M shall enumerate for each Site the recommendations, the corrective actions and the corresponding estimated costs in French Francs (without taxes) on which they agree. WCI and D&M shall give their joint estimation of the total of the costs in French Francs (without taxes) for all corrective actions for all Sites on which they agree (the "Total Amount of the Costs").

         In the Letter, each Auditor may indicate which of the conclusions contained in the Summary Report and in the Final Report of the other Auditor it does not agree with. Each Auditor shall explain the reasons why it does not agree (the "Disagreements") and put a figure on these Disagreements (the "Cost of the Disagreements").

         The Letter shall be submitted to the Sellers and to the Purchaser, at the latest, 7 days after the Final Report Submission Date.





14.10    Disagreements between the Consultants
         -------------------------------------

         Three cases may appear:

         14.10.1  First case
                  ----------

                  If the Total Amount of the Costs exceeds 50 million French Francs, it will not be necessary for WCI and D&M to try to find a solution to the Disagreements except if the Sellers so require. At the request of the Sellers, the Disagreements may be resolved by the Third Party Environmental Auditor in accordance with the terms hereof, it being understood that under the present circumstances the fees of the Third Party Environmental Auditor will be borne exclusively by the Sellers.

         14.10.2  Second case
                  -----------

                  If the sum of the Total Amount of the Costs and the Cost of the Disagreements exceeds 50 million French Francs, the Purchaser, the Sellers and the Auditors will meet on the 9th day following the Final Report Submission Date in order to find an amicable solution to the Disagreements and to reach a compromise. The Purchaser, the Sellers and the Auditors will have 2 days to settle the Disagreements. Thereafter and, if no agreement is reached, the Disagreements will be settled definitely and irrevocably, by the Third Party Environmental Auditor.

         14.10.3  Third case
                  ----------
                  If the Amount of the Global Estimate does not exceed 50 million French Francs, the Purchaser, the Sellers and the Auditors will meet on the 9th day following the Final Reports Submission Date in order to find an amicable solution to the Disagreements and to reach a compromise on the corrective actions mentioned in the Disagreements which will have to be carried out by the Sellers.

                  The Auditors will have two days to find a solution to the Disagreements. Thereafter, the remaining Disagreements will be settled by the Third Party Environmental Auditor.

         14.10.4  Definition of the "Amount of the Global Estimate"
                  -------------------------------------------------

                  The "Amount of the Global Estimate" means the sum of the Total Amount of the Costs and of the Cost of the Disagreements (the latter being either assessed in part or in total by WCI and D&M or, as the case may be, by the Third Party Environmental Expert).



14.11    Effects of the Letter:
         ----------------------

         14.11.1  Consequences of the Letter
                  --------------------------

                  Two events may occur:

                  14.11.1.1 Event where the rehabilitation works must be
                            --------------------------------------------
                            complete.
                            ---------

                          In the event provided for in Article 14.10.3 or
                          Article 14.10.2, if the Amount of the Global Estimate does not exceed fifty million French Francs, the Sellers, at their own costs, shall organize and have performed under their exclusive liability (it being specified that the Purchaser will have the right to attend to the works but will not incur any liability in that regard), by qualified professionals and according to professional standards, the following works:

                          -        the works recommended in the Letter
                                   corresponding to the Total Amount of the Costs, and;
                          - the works corresponding to the Cost of the Disagreements such as these latter works will have been modified pursuant to the compromise reached by the parties or the Third Party Environmental Auditor.

                          hereinafter together referred to as the
                          "Rehabilitation Works."

                          It is expressly agreed that if in the course of executing the Rehabilitation Works, one or several pollutions not revealed in the Phase II Due Diligence were found and/or that the scope of pollutions was in excess of the initial estimate of the scope of pollutions and/or that the competent authorities like the DRIRE in France, require additional rehabilitation works, and that the Auditors agreeing among themselves, or if not, the Third Party Environmental Auditor, decide that one or several additional corrective actions are necessary (hereby called Additional Corrective Actions), the Sellers would bear the direct cost of the Additional Corrective Actions (and not ancillary or indirect costs like the interruption of production or operating losses) subject to Article 14 below.

                          For example :

                          - If the Amount of the Global Estimate is FRF 45 million and if, when executing the Rehabilitation Works, one or several pollutions not found in Phase II Due Diligence were found, bringing the actual total cost to FRF 60 million, the Sellers would pay FRF 58,5 million (45 x 1,3) and the Purchaser would pay the remaining FRF 1,5 Million.


                  14.11.1.2   Event where the Sellers may decide whether or not
                              -------------------------------------------------
                              to perform the Rehabilitation Works
                              -----------------------------------

                          In the event provided for in articles 14.10.1 or 14.10.2, if the Amount of the Global Estimate exceeds fifty million French Francs, and if the Sellers decide not to terminate the Agreement pursuant to article
                          14.11.3 hereof, the Sellers shall, at their own cost, organize and have performed, under their exclusive liability (it being specified that the Purchaser will have the right to attend to the works but will not incur any liability in that regard), by qualified professionals and according to professional standards, the Rehabilitation Works, i.e.:

                          -        the works recommended in the Letter
                                   corresponding to the Total Amount of the Costs; and
                          - the works corresponding to the Costs of the Disagreements as these later works may have been modified by the compromise reached by the parties or by the Third Party Environmental Auditor.

                          It is expressly agreed that, if in the course of executing the Rehabilitation Works, one or several pollutions not revealed in Phase II Due Diligence were to be found and/or that the scope of such pollutions was in excess of the initial estimate scope of pollution and/or that the competent authorities like the DRIRE in France, require additional rehabilitation works, and that the Auditors agreeing among themselves or if not the Third Party Environmental Auditor decide that one or several Additional Corrective Actions are necessary, the Sellers would bear the direct cost of the Additional Corrective Actions (and not ancillary or indirect costs like the interruption of production or operating losses) subject to Article 14.14 below.

                          For example :

                                   If the Amount of the Global Estimate is FRF
                                   60 million, and if, when executing the
                                   Rehabilitation Works, one or several
                                   pollutions not found in the Phase II Due
                                   Diligence were found, bringing the actual total cost to FRF 90 million, the Sellers would pay FRF 78 million (60 x 1,3) and the Purchaser would pay the remaining cost of FRF 12 million.

         14.11.2  Exoneration from liability as a result of the Phase II Due
                  ----------------------------------------------------------
                  Diligence
                  ---------

                  14.11.2.1        Exoneration Principle resulting from the
                                   ----------------------------------------
                                   Phase II Due Diligence
                                   ----------------------

                          The Sellers remain liable for any environmental problem existing until the Closing Date.


                          In consideration for the completion of the Rehabilitation Works, the Audit will have the effect of exonerating the Sellers from their liability and any non-compliance and/or Environmental Risks which it would not have disclosed will not be covered by the Sellers' warranty.

                          Any non-compliance resulting from activities or events after the Closing Date will not be covered by the Seller's Warranty.

                          The Purchaser acknowledges that through the Phase II Due Diligence it will be aware of the Environmental Risks identified in the Reports of D&M.

                          Consequently, in the event that a case of pollution not disclosed in the Letter would appear after the Closing Date and would lead to a necessary or mandatory restoration of the Sites, the Purchaser undertakes to treat it as a personal matter, at its own cost, waiving the right to any action against the Sellers, including the case of disturbances in its production units for reasons linked to the nature of the soil and/or the subsoil and in particular its chemical composition

                          It is expressly agreed that the Purchaser shall not incur any liability or bear any cost in connection with the discovery during the Phase II Due Diligence of any environmental problem which would require an immediate information of the competent authorities and/or an immediate corrective action (ground water pollution, etc.).

                          As long as the Rehabilitation Works will not have been duly completed and/or that the objectives of the said Rehabilitation Works will not have been achieved (objectives of remediation have been achieved when the Sites have been rehabilitated and that they comply with the norms used by D&M and WCI to determine the Rehabilitation Works), the Sellers shall remain responsible for all environmental problems mentioned to in the Letter and for their consequences.

                          The Purchaser grants to the Sellers or any person designated by the Sellers access to the Sites, notably in order to carry out, if need be, survey as to the completion of the works.

                  14.11.2.2        Full completion guarantee
                                   -------------------------

                          Vis-a-vis the Purchaser and solely as of the Closing Date and for a period of three years (3) starting as of the date of the fulfillment of the Rehabilitation Works, the Sellers shall remediate to any damage suffered by the Purchaser, such damage being the consequence of:


                          - either the non-execution, faulty, incomplete or insufficient execution of the Rehabilitation Works (including those relating to the Additional Corrective Actions),

                          -        or the fact that the rehabilitation
                                   objectives which had been fixed and agreed upon by the Auditors, or if not agreed among themselves, by the Third Party Environmental Auditor, have not been achieved as a result of the Rehabilitation Works (including those relating to Additional Corrective Actions).

                          in reimbursing to the Purchaser all the costs and expenses actually paid by the Purchaser and as a consequence of such damage.

                          The Sellers will have to indemnify the Purchaser if the Purchaser has addressed its claim in compliance with the procedure and the modalities of section 3.5 of the Warranty which provisions will apply mutatis mutandis to this warranty.

                          It is expressly agreed that the Sellers will be substituted into the Purchaser's rights against companies having planned and/or executed the Rehabilitation Works.

         14.11.3          Termination right conferred upon the Sellers alone
                          --------------------------------------------------

                          When the Total Amount of the Costs or the Amount of the Global Estimate exceeds fifty million French Francs, including investments necessary for the restoration of damages caused by third parties, the Sellers, solely, may decide not to have the Rehabilitation Works recommended by the Auditors performed and consequently may unilaterally terminate the Agreement, in accordance with article 11.2 "Sellers' unilateral termination right."

14.12    Right of recourse against third parties
         ---------------------------------------

         If pursuant hereof, the Sellers rehabilitate the Sites because of a pollution caused to the Sites by a third party, the Purchaser undertakes to cooperate with the Sellers so that the latter may benefit from all rights of recourse which the Purchaser and/or the Companies may benefit from or may benefit from in the future against this third party in order to recover the rehabilitation costs incurred by the Sellers.

14.13    Rehabilitation Works
         --------------------

         The aggregate cost for the Rehabilitation Works as identified and described in the Letter and determined, if need be, by the Third Party Environmental Auditor, shall be borne by the Sellers. SOMMER ALLIBERT shall be the joint guarantor for all the undertakings made by the Sellers under this article 14 and notably for the obligations in connection with the completion of the Rehabilitation Works. The Purchaser may chose to submit the Rehabilitation Works to the competent authorities (e.g. in France, the DRIRE) and obtain the approval of these authorities on the Rehabilitation Works. It shall exercise this right by the Closing Date and shall notify it to the Sellers.

         The necessary and selected Rehabilitation Works will be completed pursuant to a timetable agreed between the Sellers and the Purchaser. They will be performed in accordance with the "Cahier des Charges" (Articles and Conditions) prepared by WCI and D&M jointly, by one or more companies appointed by the Sellers and under their liability, with the Purchaser's agreement. During the works, external participants shall comply with the instructions and/or the internal regulations of the Sites (working hours, working permits, hygiene and safety access, etc.). The rehabilitation objectives shall be clearly established and provided to the companies by WCI and D&M. The works program and the means used shall be clearly specified in the technical proposal of the participant or participants.

         The participants shall be insured (and provide insurance certificates in this respect) in order to cover all accidents occurring on the Site and for which they may be held liable, as well as any environmental pollution which they may cause in executing the Rehabilitation Works (e.g. Environmental Insurance and Civil Liability Insurance). All the works will be planned in order to reduce to a minimum the disturbance caused to the exploitation of the Sites. Excavation or digging works shall be validated by the Company concerned in order to avoid any damage to the existing installations and utilities. For the duration of the works, the Sellers, their architect as well as WCI and D&M may have access to the Sites and supervise the companies. The Purchaser may also at any moment, obtain information about the state of progress of the works and the achievement of the objectives. At the end of the works, the Sites shall be returned in a state which would correspond to the initial state.

         When the Sellers will consider that the Rehabilitation Works have been completed, they will provide to the Purchaser a Declaration of Completion of the Works. The Rehabilitation Works will be accepted jointly by the Sellers and the Purchaser, or by their respective representatives, as soon as the Rehabilitation Works will have been completed in accordance with the "Cahier des Charges" without any liability for the Purchaser in that regard. All disagreements relating to the delivery of the Rehabilitation Works will be definitely settled by the Third Party Environmental Auditor.

14.14    Limits
         ------

         The total amount of all costs to be borne by the Sellers pursuant to article 14 hereof (except for articles 14.11.2.2. and 14.15.), shall not, in any case, exceed a ceiling equal to 130% of the Amount of the Global Estimate, any costs exceeding this maximum will be borne by the Purchaser.

         This present article 14.14 does not apply to the Full completion guarantee of article 14.11.2.2. which is unlimited as to the amount.


14.15    Warranties related to the environment applying exclusively to sites
         -------------------------------------------------------------------
         other than those listed under 14.4.
         -----------------------------------

         14.15.1 Sites of ALLIBERT CONTICO LLC as its subsidiary ALLIBERT
                 --------------------------------------------------------
                 INDUSTRIE Limited.
                 ------------------

                    These sites are expressly excluded from the present guarantee and are subject to the dispositions of a separate document.

         14.15.2   Sites of ALLIBERT ANSHAN CUVES
                   ------------------------------

                   The Sellers represent that the Sites occupied by ALLIBERT ANSHAN CUVES in China are complying with all existing environmental laws, administrative and regulations provisions presently applicable and in effect in the People Republic of China, on the day hereof.

                   This site is expressly excluded from the warranty hereof.

         14.15.3   Installations, properties, sites, other than (i) the Sites
                   ----------------------------------------------------------
                   and (ii) those listed in 14-15-1 and 14-15-2 above, which
                   ---------------------------------------------------------
                   were owned by the Companies and for which the Companies would
                   -------------------------------------------------------------
                   remain liable pursuant to legal or regulatory provisions.
                   ---------------------------------------------------------

                   The Sellers represent and warrant that there is no fact or event which would trigger the liability of the Companies with respect to the Environmental legislation and regarding the sites that they have occupied and/or exploited in the past.

         14.15.4   Environmental Warranties applying exclusively to the sites
                   ----------------------------------------------------------
                   other than those listed under 14.15.1, 14.15.2 and 14.15.3.
                   -----------------------------------------------------------

                   Notwithstanding the foregoing, the Sellers warrant the Purchaser against any environmental liabilities and any Established Non-compliance affecting all the other installations, properties and sites other than the Sites belonging to the Companies (hereinafter the "Other Sites"). The Sellers represent and warrant that no financial investment is necessary for the Other Sites to be and to remain in compliance with legislative, administrative and regulatory provisions relating to the environment, even in the absence of a formal notice in this respect by the competent authorities, or to avoid the cancellation or suspension of any environmental permits or other authorizations.

                   The Sellers declare and warrant that there is no fact or event which could be attributable to the Companies and for which the Companies could be held liable pursuant to environmental law.

                   This environmental warranty applicable to the Other Sites and to the sites referred to under section 14.15.3, will be governed by the Seller's Warranty Agreement attached hereto as EXHIBIT NO. 19.

14.16    Particular warranty applicable to Gloucester site
         -------------------------------------------------

         The Sellers inform the Purchaser (i) that WCI has found that the plant in Gloucester is built on a garbage dump of domestic and industrial waste (the "Pollution") and (ii) that to obtain a "clean" site all the site area would have to be excavated to a depth of 4 meters. According to the foregoing:

         If these information are confirmed by D & M, the parties agree not to put into question the transfer of shares, object of the present Agreement on the Closing Date and the Sellers warrant the following:

         If by February 1, 2004, i.e. 5 years after the Closing Date, Gloucester must be rehabilitated in order not to breach any law applicable and in force prior to February 1, 2004, the parties undertake to meet in order to find a solution which could consist either to rehabilitate the site in compliance with the applicable law or to suggest to the Purchaser similar premises (geographic, area, valuation) with similar exploitation conditions.

         The most economic solution will be retained.

         Whatever the solution retained, the Sellers will reimburse to the Purchaser and/or the Companies any amounts that it/they will have paid on account of the Pollution (including as an example, any fees charged by local authorities).

         It is already agreed that prior to incurring any expenses or bringing any action, the Purchaser and the Sellers will jointly undertake any proceeding or action with the competent authorities to obtain from the latter that they take care of the costs of rehabilitation determined by such authorities. Each party will bear the costs of its counsel.

         If after a maximum of 6 months from the notice of the local authorities to the Purchaser and/or the Company of the obligation to rehabilitate, the Purchaser and/or the Company have not been able (i) to obtain an exemption from carrying out the rehabilitation or (ii) to obtain from the local authorities that they take care of the rehabilitation, the Sellers warrant that they will carry out the works required or that they will move the plant in accordance with the foregoing, it being specified that if the Purchaser is moved, the Sellers undertake to buy Gloucester back for 1(pound) and to assume any liability attached to it because of the Pollution.

         Consequently and after the Purchaser is reimbursed, any right to an indemnity, subsidy, or any amount which could be due to the Company (including the price of the sale of the plant) because of the Pollution will be subrogated by the Purchaser to the Sellers.




                       ARTICLE 15 - RESTRICTIVE PROVISIONS
                       -----------------------------------

15.1     Non-competition
         ---------------

         The Sellers and any company of their group expressly undertake, for a period of five years as from the Closing Date, not to acquire an interest, directly or directly, in any firm working in the area of the products of the "handling" branch and/or the "medical" branch, the list of the products defined in the Preamble not constituting an exhaustive list of "Handling" products and "Medical" products

         (hereinafter the "Handling/Medical Products").

         This prohibition shall apply to the territory of the European Union, the USA, Canada and the People Republic of China.

         In the event that the Sellers take control of a firm that has amongst its activities an activity in the area of Handling/Medical Products, they undertake to inform the Purchaser thereof and to propose that the Purchaser acquire the activity concerned which, in the absence of an agreement between the Sellers and the Purchaser as to the price, shall result in the appointment of an expert by the Presiding Judge of the Paris Commercial Court, at the request of the most diligent party; this expert shall for the valuation of the purchase price of this branch of activity based itself on the same rules as those agreed on for the Sellers' acquisition of such firm. In any event, the Purchaser shall have full discretion as to whether or not it carries out the acquisition of this branch of activity, and in the event the Purchaser fails to acquire it, the Sellers may operate the branch of activity in question or sell it to a third party.

15.2     Non-solicitation of employees
         -----------------------------

         For a period of five (5) years after the Closing Date, the Sellers undertake not to solicit any full time or part time manager who has been taken over by the Purchaser hereunder with a view to hiring such manager, directly or indirectly, with the exception of those managers listed in EXHIBIT NO. 19.

                           ARTICLE 16 - CORPORATE NAME
                           ---------------------------

The parties agree that the corporate name of the Companies may be used for a period of 3 years after the Closing Date, with the option of renewal for further 3-year periods, on condition that the provisions of this Agreement concerning the use of the name ALLIBERT have been fully respected.

In the event of the non-renewal of the authorization to use the name ALLIBERT, the Purchaser undertakes irrevocably and definitively, with immediate effect, not to use, and to cause the companies it controls not to use, the name ALLIBERT in its corporate name, as a trade name, trade sign or otherwise.

The Purchaser, which is fully aware of the importance for the Sellers of the provisions hereof concerning the non-use of the name ALLIBERT, on any grounds whatsoever, in view of the undertakings otherwise made by the Sellers in this regard, shall justify immediately to the Seller the measures taken intended to comply with the provisions set forth in this article. Upon failure to comply strictly with the provisions set forth in this article, the Purchaser undertakers to reimburse any damages and interests borne by any company that is a member of the SOMMER ALLIBERT group because of the failure by the Purchaser and/or the companies, which the latter controls, to respect the obligations set forth in this article.

                 ARTICLE 17 - LICENSE OF THE ALLIBERT TRADEMARK
                 ----------------------------------------------

The SOMMER ALLIBERT Company, owner of a French trademark "Allibert" filed on March 5, 1986

No. 784563 and registered under number 1345306, renewed on March 4, 1996 in France and in various other countries, intervening herein, explains that pursuant to a document entered into with the STICHTING ANDLINGER EUROPE trust, it has undertaken not to exploit such trademark except for products called "Professional Products," as defined in EXHIBIT NO. 23.

It also informs the Purchaser that the ANDLINGER group is the owner of an "ALLIBERT" trademark represented in the attached EXHIBIT NO. 24.

The trademark license agreements currently in force between SOMMER ALLIBERT and ALLIBERT EQUIPEMENT and the companies that the latter controls, shall terminate as from the Closing Date.

The SOMMER ALLIBERT company undertakes to grant, on the Closing Date, after payment of the price referred to in Article 5, to ALLIBERT EQUIPEMENT, a trademark license represented in the attached EXHIBIT NO. 25, but which will be strictly limited to the above-mentioned "Professional Products."

                 ARTICLE 18 - LOGO OF THE SOMMER ALLIBERT GROUP
                 ----------------------------------------------

The logo of the SOMMER ALLIBERT group may be used for one year from the Closing Date, but solely by this group's former subsidiaries manufacturing and/or marketing the Professional Products.

Thereafter, the logo must no longer be used by the Purchaser and the companies it controls and/or will control.

                           ARTICLE 19 - EFFECTIVE DATE
                           ---------------------------

This Agreement shall take effect on the date of its signing.

          ARTICLE 20 - PERFORMANCE AND INTERPRETATION OF THE AGREEMENT
          ------------------------------------------------------------

If the performance of this Agreement were to be the subject of implementing agreements in accordance with the regulations of each country concerned, such contracts must not modify either the spirit or the terms and conditions of the rights and obligations contracted hereunder.

This Agreement and its Exhibits (which form an integral part hereof) listed in
Article 38 below shall prevail over all prior written or oral contracts, and agreements regarding the operation referred to therein.

In the event of a discrepancy between this Agreement and its implementing agreements, this Agreement shall prevail.

The headings in this Agreement are mentioned for practical purposes and shall not be considered as explaining, limiting or expanding the provisions contained herein.

                          ARTICLE 21 - JOINT LIABILITY
                          ----------------------------

These agreements and all their consequences shall, as the case may be, bind the assigns and beneficiaries of the parties, who shall be jointly and indivisibly bound to perform them, without the notification provided for in Article 877 of the Civil Code needing to be made.

                       ARTICLE 22 - ADDITIONAL ASSISTANCE
                       ----------------------------------

At the Purchaser's request, the Sellers shall sign and register all other documents and carry out all actions and formalities that the Purchaser might require:

         22.1 to enable the Purchaser to obtain any other license, approval, permit and authorization that might be necessary or useful to carry on the activity and which have not been transferred on the date of this Agreement,

         22.2 to enable the Purchaser to obtain the full benefit of this Agreement.

                           ARTICLE 23 - IMPLEMENTATION
                           ---------------------------

The parties undertake to vote, and to cause their respective representatives to vote, in all board of directors' meetings and general meetings of the shareholders, and to accomplish, and cause to be accomplished, all formalities required to complete each of the operations referred to herein within the time periods mentioned above.

                             ARTICLE 24 - AMENDMENTS
                             -----------------------

This Agreement may only be modified by a written document signed by the two parties.

                              ARTICLE 25 - VALIDITY
                              ---------------------

In the event that one or more provisions hereof, or its or their application, might be held to be invalid, illegal or unenforceable in any manner whatsoever by a court, arbitration tribunal, government authority or competent authority, the provision in question would be null or unenforceable in such a case, depending on the circumstances; and the validity, legality or enforceability of the other provisions hereof would not be affected in any manner whatsoever, and the parties would negotiate in good faith to replace the provision concerned by another enforceable, valid and legal provision having the same economic effect for the transaction, or as similar an effect as possible as that stipulated in the provision concerned.

                             ARTICLE 26 - ASSIGNMENT
                             -----------------------

All the provisions, representations, warranties and conditions of this Agreement shall be binding and shall inure to the benefit of the parties hereto and be respected by them, and by any company or person that might be substituted for them in conformity with the provisions hereof.

No party may assign its rights and obligations contracted hereunder to a third party without the other party's prior written agreement, with the exception of any company or person that might be substituted for it in conformity with the provisions hereof.

                    ARTICLE 27 - GOVERNING LAW - JURISDICTION
                    -----------------------------------------

27.1     This Agreement is governed by French law.

27.2 All disputes arising out of or in connection with this Agreement shall be submitted to the jurisdiction of the Paris Commercial Court, subject to the implementation of Article 14.16 set forth below.

                          ARTICLE 28 - CONFIDENTIALITY
                          ----------------------------

The Sellers and the Purchaser undertake to consider the information and documents exchanged in the context of this Agreement as being strictly confidential and also undertake not to communicate them to third parties without the other party's agreement, with the exception of the banks participating in the financing of the operation and their advisors.

The Sellers and the Purchaser undertake not to use the information of which they may be aware in the course of the operations carried out hereunder for purposes other than the completion of these operations.

The parties also undertake to keep this Agreement strictly confidential and to disclose only that which may be necessary to carry out formalities in connection with the implementation of the operations decided herein.

As the case may be, the consequences that might result from the untimely production of this Agreement shall be borne by the party by which such production is made.

Notwithstanding any Section herein or termination of this Agreement, this confidentiality obligation shall bind the parties for a period of five (5) years from the Closing Date.

                             ARTICLE 29 - PUBLICITY
                             ----------------------

The text of any public announcement or communication concerning this operation shall be subject to the parties' prior agreement.


However, the Sellers and the Purchaser shall have the possibility of communicating all information concerning the legal obligations whatever they may be and, as the case may be, in connection with their situation as a listed company.

                              ARTICLE 30 - EXPENSES
                              ---------------------

All costs, duties and taxes (including Notary expenses, Bailiff expenses, publicity, notifications...), relating to operations for the transfer and sale of shares referred to in Article 2 and Article 7 hereof shall be borne by the Purchaser. All costs, duties and taxes relating to the transfer of titles to the Sellers and to the Companies, which will allow the Sellers to hold directly or indirectly 100% of the Companies, shall be borne by the Sellers.

All the escrow expenses shall also be borne by the Purchaser.

Attorneys or legal or tax experts fees incurred by any of the parties shall be borne by the party incurring them, counsel's fees shall be borne by each party having instructed them.

                           ARTICLE 31 - MERGER CONTROL
                           ---------------------------

The operation provided for herein shall be notified, if the parties determine it is legally mandatory; in the event of a disagreement between them as to the obligation to notify, the notification of the concerned authority will be carried out:

         - to the French Ministry of the Economy and Finance under the merger control procedure,

         -        to the Bundeskartellamt (Germany),

         -        to the US antitrust authorities.

For countries in which each Parties shall carry out distinct notifications, each party will bear the costs in connection with these formalities and notifications. In other countries, each Party will bear 50% of the cost but the fees of the counsel will be borne exclusively by the party having instructed them.

             ARTICLE 32 - REGULATIONS CONCERNING FOREIGN INVESTMENTS
             -------------------------------------------------------

The Purchaser shall, upon the Closing Date , send the French Treasury (Direction du Tresor) the administrative declaration stipulated by French exchange control laws. The Purchaser shall be personally responsible for any formalities that might be required for the other countries.

                             ARTICLE 33 - INSURANCE
                             ----------------------

The Purchaser is informed that the insurance coverage of the companies referred to in A/1 to A/6 of the Preamble and of their subsidiaries will end upon the Closing Date.

                              ARTICLE 34 - NOTICES
                              --------------------

34.1 Any notice or other communication to be given or sent to one of the parties hereto shall be made in written form delivered by hand or sent by registered letter with return receipt requested, or through a widely known international courier (DHL, FEDEX, UPS...) with return receipt requested.

         For the Purchaser to:

                  MYERS INDUSTRIES
                  1293 South Main Street
                  Akron, Ohio 44301 - USA
                  To the attention of: Stephen E. Myers

         For the Sellers to:

                  ALLIBERT HOLDING
                  2, rue de l'Egalite
                  92748 Nanterre Cedex
                  France
                  To the attention of: Legal Department

         or to any address notified ten days in advance by either of the parties to the other. This notice or other communication sent in this way (or its copy) shall be delivered by hand or sent by registered letter with return receipt requested, duly stamped, and addressed to the parties as indicated in this Article. The notice shall be deemed to have been made immediately when delivered by hand, or ten days after being sent by registered letter with return receipt requested to a person in charge at the address of the recipient.

34.2 Copy of the notice to the Purchaser will be sent by fax for information to:

         Brouse & McDowell, L.P.A.
         500 First National Tower
         Akron, Ohio 44308
         Attn: Kevin O'Neil
         Facsimile: 330/253-8601

         and

         Cabinet Salans Hertzfeld & Heilbronn
         9, rue Boissy d'Anglas
         75008 Paris
         Attn. Me Armelle Walters-Renaud and Me Nathalie Duguay
         Facsimile: 01 42 68 15 45


                            ARTICLE 35 - REGISTRATION
                            -------------------------

The registration of this Agreement is not required.

            ARTICLE 36 - INTRODUCTION OF THE SINGLE EUROPEAN CURRENCY
            ---------------------------------------------------------

As necessary, and in accordance with the general principles of the laws on money, the prices and amounts of warranties expressed and payable in French francs shall be automatically deemed to be expressed and payable in the single European currency when the French franc ceases to be legal tender or, more generally, is replaced by the single European currency, in accordance with the applicable Community or national regulations.

The rate and conditions of conversion of the French franc shall be those resulting from the application of the provisions of Article 109-L of the Treaty of the European Union.

                              ARTICLE 37 - EXHIBITS
                              ---------------------

In the event of a discrepancy between the foregoing provisions and the exhibits listed in this article, articles 1 to 36 and the preamble shall prevail.

The following exhibits form an integral part of this Agreement:

Exhibit No. 1:            List of documents supplied of which a copy was
                          transmitted to the Purchaser

Exhibit No. 2:            Calculation of the Final Corrected Operating Result of
                          ALLIBERT EQUIPEMENT Europe

Exhibit No. 3:            Share purchase agreement of the SCI DE LA PLAINE
                          shares

Exhibit No. 4:            Share purchase agreement of the ALLIBERT TRANSPORT UND
                          LAGERTECHNIK VERWALTUNGSGESELLSCHAFT MBH SHARES and the ALLIBERT TRANSPORT UND LAGERTECHNIK GMBH & CO. KG
                          SHARES

Exhibit No. 5:            Representation of an ALLIBERT trademark, the property
                          of the SOMMER ALLIBERT company

Exhibit No. 6:            Breakdown of the price

Exhibit No. 7:            Opinion on the combined accounts of ALLIBERT
                          EQUIPEMENT as at August 31, 1998 and Consolidated
                          Financial Statements ALLIBERT CONTICO LLC as of
                          August 31, 1998

Exhibit No. 8:            Escrow agreements

Exhibit No. 9             Option to buy and option to sell

Exhibit No. 10            Sale Agreement

Exhibit No. 11:           Put options of GBP for FRF

Exhibit No. 12:           List of expatriates

Exhibit No. 13:           Medium term loan agreement and short term credit
                          facility agreement of Societe Generale granted to ALLIBERT CONTICO

Exhibit No. 14:           Estimate of the amounts to be paid for the months of
                          September to December 1998 for the services provided by the SOMMER ALLIBERT company

Exhibit No. 15:           Undertakings and guarantees for which a release must
                          be given by the Purchaser - None

Exhibit No. 16:           Decisions authorized notwithstanding what is
                          stipulated in Article 10 concerning the normal and ordinary course of business

Exhibit No. 17:           List and model of resignation letter as a Director and
                          as Director and Chairman

Exhibit No. 18:           Model of resignation letter as Gerant

Exhibit No. 19:           Seller's warranty agreement

Exhibit No. 20:           Warranty Agreement concerning Allibert-Contico LLC.

Exhibit No. 21            Reports by WCI in English referred to under Article
                          14.6.1.

Exhibit No. 22:           Managers that may be solicited

Exhibit No. 23:           Professional Products

Exhibit No. 24:           Representation of the ALLIBERT trademark and the
                          ANDLINGER LOGO

Exhibit No. 25:           License agreement of an ALLIBERT trademark to be
                          granted by the SOMMER ALLIBERT company

Exhibit No. 26:           Computer and Telephone Services Agreements

Exhibit No. 27:           Program of the Phase II Due Diligence of November 5,
                          1998


IN WITNESS WHEREOF, the parties have signed this Agreement in Nanterre in 7 originals on December 3, 1998.

                                          MYERS INDUSTRIES, INC.

                                            /s/ Stephen E. Myers
                                          -------------------------------------
                                               (M. Stephen Myers)

                                 For the Sellers


ALLIBERT HOLDING                          SEDITEP

  /s/ Michel Cognet                         /s/ Philippe Chaubeau
----------------------------------        -------------------------------------
         Michel Cognet                        Philippe Chaubeau




SAUVAGNAT ALLIBERT                        ALLIBERT T&L

  /s/ Michel Cognet                         /s/ Philippe Chaubeau
----------------------------------        -------------------------------------
         Michel Cognet                        Philippe Chaubeau




SOMMER ALLIBERT                           ALLIBERT EQUIPEMENT US INC.

  /s/ Michel Cognet                           /s/ Michel Cognet
----------------------------------        -------------------------------------
         Michel Cognet                        Michel Cognet